UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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eBay Inc.

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eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 14, 2007

To the Stockholders of eBay Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBAY INC., a Delaware corporation, will be held on Thursday, June 14, 2007, at 8:00 a.m. Eastern time at the Back Bay Events Center, Back Bay Grand Room, 180 Berkeley Street, Boston, Massachusetts 02116 for the following purposes:

1. To elect three directors to hold office until our 2010 Annual Meeting of Stockholders.

2. To approve an amendment to our 1999 Global Equity Incentive Plan to further satisfy the requirements of Section 162(m) of the Internal Revenue Code.

3. To approve an amendment to our 1998 Employee Stock Purchase Plan to extend the term of the Purchase Plan.

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2007.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 16, 2007 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

San Jose, California
April 30, 2007

The proxy statement and the accompanying form of proxy are being mailed on or about May 4, 2007 in connection with the solicitation of proxies on behalf of the Board of Directors of eBay. All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to vote your shares as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions on the proxy or voting instruction card. Telephone and Internet voting are available. For specific instructions on voting, please refer to the instructions on the proxy or voting instruction card.

eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2007 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at eBay’s 2007 Annual Meeting of Stockholders, which will take place on June 14, 2007. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. eBay’s 2006 Annual Report, which includes eBay’s audited consolidated financial statements, is also enclosed with this Proxy Statement.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

• the election of three directors for a three-year term;

• the approval of an amendment to our 1999 Global Equity Incentive Plan to further satisfy the requirements of Section 162(m) of the Internal Revenue Code;

• the approval of an amendment to our 1998 Employee Stock Purchase Plan to extend the term of the Purchase Plan; and

• the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2007.

Q:	What are eBay’s Board of Directors’ voting recommendations?

A:	eBay’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of the amendments to our 1999 Global Equity Incentive Plan and 1998 Employee Stock Purchase Plan, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

Q:	How many shares are entitled to vote?

A:	Each share of eBay’s common stock outstanding as of the close of business on April 16, 2007, the record date, is entitled to one vote at the Annual Meeting. At the close of business on April 16, 2007, 1,363,838,463 shares of common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of April 16, 2007 and are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased through eBay’s equity incentive plans, and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares beneficially through a stockbroker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

• Shares held of record

If your shares are registered directly in your name with eBay’s transfer agent, Mellon Investor Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As the stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

• Shares owned beneficially

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner or nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid proxy from your broker or other nominee. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote on the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of April 16, 2007. If you are a stockholder of record, you must bring proof of identification. If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 16, 2007. If you do not attend the Annual Meeting, you can listen to a webcast of the proceedings at eBay’s investor relations site at http://investor.ebay.com.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a valid proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting by Internet, by telephone, or by completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions: (1) filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125); (2) submitting a new proxy at a later date, by Internet, by telephone, or by mail to our Corporate Secretary at our principal executive office; or (3) attending the Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy). If your shares are held in a brokerage account by a bank or other nominee, you should follow the instructions provided by your broker or nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the approval of the amendments to our 1999 Global Equity Incentive Plan and 1998 Employee Stock Purchase Plan, and the ratification of the selection of PricewaterhouseCoopers LLP, you may vote “FOR”, “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction card, your broker may only vote on the election of directors and the ratification of the selection of PricewaterhouseCoopers LLP.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. The proposals to amend our 1999 Global Equity Incentive Plan and 1998 Employee Stock Purchase Plan and the proposal to ratify the selection of the auditors each require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to be approved. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors and the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the approval of the amendments to our 1999 Global Equity Incentive Plan and 1998 Employee Stock Purchase Plan. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction card you receive to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?

A:	eBay will announce preliminary voting results at the Annual Meeting and will publish final results in eBay’s quarterly report on Form 10-Q for the second quarter of 2007.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. D.F. King may solicit proxies by personal interview, mail, telephone, and electronic communications. eBay estimates that it will pay D.F. King its customary fee, estimated to be approximately $8,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitations may also be made by personal interview, telephone, and electronic communication by directors, officers, and other employees of eBay, but we will not additionally compensate our directors, officers or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in the proxy materials for our 2008 Annual Meeting of Stockholders, your proposal must be received by our Corporate Secretary no later than December 29, 2007. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy but will otherwise be considered at the 2008 annual meeting so long as it is submitted to our Corporate Secretary no earlier than March 14, 2008 and no later than April 15, 2008. We advise you to review our Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, as an exhibit to our quarterly report on Form 10-Q on November 13, 1998, which can be viewed by visiting our investor relations website at http://investor.ebay.com/sec.cfm and may also be obtained by writing to our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2006 Annual Report may be viewed online on our investor relations website at http://investor.ebay.com/annuals.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at http://investor.ebay.com/annuals.cfm. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.ebay.com or contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

Q:	How can I obtain an additional proxy card?

A:	If you lose, misplace or otherwise need to obtain a proxy card, and:

• you are a stockholder of record, contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229; or

• you are the beneficial owner of shares held indirectly through a bank, broker, or similar institution, contact your account representative at that organization.

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Ms. Whitman, none of our Board members is an employee of eBay. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

The Board has adopted corporate governance guidelines that, along with the charters of the Board committees and our Code of Business Conduct and Ethics, which we refer to as the Code of Conduct, provide the framework for the governance of the company. A complete copy of our governance guidelines, the charters of our Board committees, and our Code of Conduct may be found on our investor relations website at http://investor.ebay.com/governance. (Information contained on eBay’s website is not part of this proxy statement.) The Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location on our website.

OUR CORPORATE GOVERNANCE PRACTICES

We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, the Board has adopted a set of governance guidelines to set a framework within which the Board will conduct its business. The governance guidelines can be found on our website at http://investor.ebay.com/governance and are summarized below along with certain other of our governance practices.

Committee Responsibilities.  Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Independence.  Nasdaq rules require listed companies to have a board of directors with at least a majority of independent directors. Under Nasdaq’s rules, in order for a director to be deemed independent, our Board must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. Our Board has adopted guidelines setting forth categories of relationships that it has deemed immaterial for purposes of making a determination regarding a director’s independence. On an annual basis, each member of our Board is required to complete an independence questionnaire designed to provide information to assist the Board in determining whether the director is independent under Nasdaq rules and our corporate governance guidelines. Our Board has determined that each of our directors, other than Ms. Whitman and Mr. Omidyar, is independent under the listing standards of the Nasdaq Global Select Market. Our governance guidelines require any director who has previously been determined to be independent to inform the Chairman of the Board and our Corporate Secretary of any change in circumstance that may cause his or her status as an independent director to change. The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors.

Lead Independent Director.  Our Board has a designated lead independent director who chairs and can call formal closed sessions of the outside directors, leads Board meetings in the absence of the Chairman, and leads the annual Board self-assessment. In addition, the lead independent director, together with the chair of the Corporate Governance and Nominating Committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election. Mr. Tierney is currently the lead independent director, having been appointed to a second two-year term in 2006. He will serve as lead independent director until the Board meeting following our 2008 Annual Meeting of Stockholders.

Stockholder Communication.  Stockholders may communicate with the Board or individual directors care of the Corporate Secretary, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125. The Corporate Governance

and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. In accordance with the committee’s instructions, our Corporate Secretary will summarize all correspondence and make it available to each member of the Board. In addition, the Corporate Secretary will forward copies of all stockholder correspondence to each member of the Corporate Governance and Nominating Committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or Board or committee matters.

Attendance at Annual Meetings.  Absent exigent circumstances, all directors are expected to attend the company’s annual meeting of stockholders. Ten of our eleven directors attended our annual meeting of stockholders in 2006.

Formal Closed Sessions.  At the conclusion of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads the discussions.

Board Compensation.  Board compensation is determined by the Compensation Committee. Since 2003, Board compensation has consisted of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee, which has not changed cash compensation since 2003 and has effectively reduced equity compensation by holding the number of options granted annually to the same absolute number notwithstanding two subsequent stock splits. Current Board compensation is described under the heading “Compensation of Directors” below.

Stock Ownership Guidelines.  In September 2004, our Board adopted stock ownership guidelines to better align the interests of our directors and executives with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of our Chief Executive Officer, or CEO). The guidelines provide that the required ownership level for each executive officer is re-calculated whenever an executive officer changes pay grade, and as of January 1 of every third year. Until an executive achieves the required level of ownership, he or she is required to retain 25% of the after-tax net shares received as the result of the exercise of eBay stock options or the vesting of restricted stock or restricted stock units. Directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer paid to directors within three years of joining the Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. A more detailed summary of our stock ownership guidelines can be found on our website at http://investor.ebay.com/governance. All of our directors and all of our executive officers who began their employment with eBay prior to January 1, 2005 have achieved the level of stock ownership required under the guidelines. The ownership levels of our executives and directors as of March 30, 2007 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

Outside Advisors.  The Board and each of its committees may retain outside advisors and consultants of their choosing at the company’s expense. The Board need not obtain management’s consent to retain outside advisors.

Conflicts of Interest.  eBay expects its directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. eBay’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect eBay and its stockholders, eBay regularly reviews its Code of Conduct to ensure that it provides clear guidance to its employees and directors. The Code of Conduct was most recently updated in October 2005.

Transparency.  eBay believes it is important that stockholders understand the governance practices of eBay. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance procedures on our website at http://investor.ebay.com/governance.

Board Effectiveness and Director Performance Reviews.  It is important to eBay that the Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board performs an annual self-assessment, led by the lead independent director, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The lead independent director then follows up on this feedback and takes such further action with directors receiving comments and other directors as he deems appropriate.

Succession Planning.  The Board recognizes the importance of effective executive leadership to eBay’s success, and meets to discuss executive succession planning at least annually. As part of this process, the Board reviews the capabilities of the company’s senior leadership as set out in written succession planning documents and identifies and discusses potential successors for members of the company’s executive staff, including the CEO.

Auditor Independence.  eBay has taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2006 and 2005 and our policy on pre-approval of non-audit services are described under Proposal 4 below.

Corporate Hotline.  eBay has established a corporate hotline to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or other matter of concern.

BOARD COMMITTEES AND MEETINGS

During 2006, our Board held four meetings, and each Board member attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served. The Board has three principal committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Our Audit Committee consists of Mr. Anderson, Ms. Lepore, and Mr. Schlosberg, each of whom is independent in accordance with the rules and regulations of the Nasdaq Global Select Market and the SEC. Mr. Anderson is the chairman of the committee. The Audit Committee held 13 meetings during 2006. The primary responsibilities of the Audit Committee are to meet with our independent auditors to review the results of the annual audit and to discuss the financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, eBay’s internal control over financial reporting, and management’s report with respect to internal control over financial reporting. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee approves the compensation of our Vice President of Internal Audit, who meets with the committee regularly without other members of management present. The Audit Committee also prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest and reviews all transactions with related persons involving executive officers or Board members that exceed specified thresholds, and meets with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC. You can view our Audit Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

Compensation Committee

Our Compensation Committee consists of Messrs. Barnholt, Bourguignon, Kagle, and Tierney. Mr. Kagle was the chairman of the committee until April 1, 2006, when Mr. Barnholt became the chairman of the committee. Mr. Ford was a member of the committee until April 1, 2006, when he moved to the Corporate Governance and Nominating Committee. The committee met 12 times during 2006. The Compensation Committee reviews and approves all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers. The committee also prepares the Compensation Committee Report for inclusion in our proxy statement. All members of our Compensation Committee are independent under the listing standards of the Nasdaq Global Select Market. The Compensation Committee Charter permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

A more detailed description of the role of the committee, including the role of executive officers and consultants in compensation decisions, can be found under “Compensation Discussion and Analysis — Role of the Compensation Committee” and “— Role of Executive Officers and Consultants in Compensation Decisions” below.

Compensation Committee Interlocks and Insider Participation.  None.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Mr. Cook, Mr. Ford, Ms. Lepore, Mr. Schlosberg, and Mr. Tierney. Mr. Ford became a member of the committee effective April 1, 2006. Mr. Cook is the chairman of the committee. The committee met four times during 2006. The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee, reviews the qualifications of candidates for the Board of Directors, and makes recommendations to the Board of Directors on potential Board members (whether as a result of vacancies, including any vacancy created by an increase in the size of the Board, or as part of the annual election cycle). The committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The committee has from time to time retained an executive search firm to help facilitate the screening and interview process of director nominees. The committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex organization and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The committee considers each candidate’s integrity, judgment, skill, diversity of background, and time available to devote to Board activities. The committee will also consider the interplay of a candidate’s skill and experience with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board.

In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis a set of corporate governance guidelines for the Board. Stockholders wishing to submit recommendations or director nominations for our 2008 Annual Meeting of Stockholders should submit their proposals to the Corporate Governance and Nominating Committee in care of our Corporate Secretary in accordance with the time limitations, procedures, and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and Our 2007 Annual Meeting” above. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of the Nasdaq Global Select Market. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 30, 2007, by (i) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent

Pierre M. Omidyar(2)	190,953,408	14.0%
Capital Research and Management Company(3)	84,843,500	6.2
Margaret C. Whitman(4)	33,769,267	2.5
Robert H. Swan(5)	117,406	*
Rajiv Dutta(6)	2,209,737	*
John J. Donahoe(7)	616,168	*
Michael R. Jacobson(8)	3,593,056	*
Fred D. Anderson(9)	35,062	*
Edward W. Barnholt(9)	11,687	*
Philippe Bourguignon(9)	93,812	*
Scott D. Cook(10)	1,225,366	*
William C. Ford(11)	125,300	*
Robert C. Kagle(12)	3,809,898	*
Dawn G. Lepore(13)	433,812	*
Richard T. Schlosberg, III(14)	35,062	*
Thomas J. Tierney(15)	81,812	*
All directors and executive officers as a group (18 persons)(16)	239,474,039	17.3

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 30, 2007 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,363,510,214 shares of common stock outstanding as of March 30, 2007.

(2)	Mr. Omidyar is our founder and Chairman of the Board. Includes 185,000 shares held by his spouse as to which he disclaims beneficial ownership, and 17,303,078 shares Mr. Omidyar has pledged as security. The address for Mr. Omidyar is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(3)	The address for Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(4)	Ms. Whitman is our President and CEO. Includes 8,272,704 shares held by the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/A/D 10/15/99, 866,615 shares held by each of the Griffith R. Harsh, IV, TTEE, GRH 2006 Two Year GRAT and the Margaret C. Whitman, TTEE, MCW 2006 Two Year GRAT, 3,000,000 shares held by each of the Griffith R. Harsh, IV, TTEE, GRH March 2006 Two Year GRAT and the Margaret C. Whitman, TTEE, MCW March 2006 Two Year GRAT and 3,000,000 shares held by each of the Griffith R. Harsh, IV, TTEE, GRH March 2007 Two Year GRAT and the Margaret C. Whitman, TTEE, MCW March 2007 Two Year GRAT. In addition, includes 9,584 shares held by the Whitford Limited Partnership. The Managing General Partner is Griffith R. Harsh, IV, not individually but as trustee of the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/A/D 10/15/99. Includes

7,793,749 shares Ms. Whitman has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Ms. Whitman is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(5)	Mr. Swan is our Senior Vice President, Finance and Chief Financial Officer. Includes 109,374 shares Mr. Swan has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Mr. Swan is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(6)	Mr. Dutta is our President, PayPal. Includes 2,166,499 shares Mr. Dutta has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Mr. Dutta is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(7)	Mr. Donahoe is our President, eBay Marketplaces. Includes 614,582 shares Mr. Donahoe has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Mr. Donahoe is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(8)	Mr. Jacobson is our Senior Vice President, Legal Affairs, General Counsel and Secretary. Includes 200,000 shares held by a family limited partnership. Includes 3,125,968 shares Mr. Jacobson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Mr. Jacobson is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(9)	Includes, in the case of Mr. Anderson, 29,062 shares Mr. Anderson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007, in the case of Mr. Barnholt, 7,187 shares Mr. Barnholt has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007 and, in the case of Mr. Bourguignon, 87,812 shares Mr. Bourguignon has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Messrs. Anderson, Barnholt, and Bourguignon is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(10)	Includes 1,062,360 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Mr. Cook is c/o Intuit, Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(11)	Includes (a) 25 shares held by Mr. Ford’s spouse as a custodian for the trust for his children and as to which Mr. Ford disclaims beneficial ownership and (b) 275 shares held in a trust for two of Mr. Ford’s children as to which Mr. Ford is trustee and as to which Mr. Ford disclaims beneficial ownership. The address for Mr. Ford is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126.

(12)	Includes 447,812 shares Mr. Kagle has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Mr. Kagle is c/o Benchmark Capital, 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(13)	Includes 393,812 shares Ms. Lepore has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Ms. Lepore is c/o drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

(14)	Includes 29,062 shares Mr. Schlosberg has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Mr. Schlosberg is 9901 IT-10 West, Suite 800, San Antonio, Texas 78230.

(15)	Includes 77,812 shares Mr. Tierney has the right to acquire pursuant to outstanding options exercisable within 60 days of March 30, 2007. The address for Mr. Tierney is c/o The Bridgespan Group, 535 Boylston Street, 10th Floor, Boston, Massachusetts 02116.

(16)	Includes 18,094,790 shares subject to options exercisable within 60 days of March 30, 2007 and 17,303,078 shares pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2006, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

TRANSACTIONS WITH RELATED PERSONS

The Audit Committee is charged with reviewing and approving potential conflict of interest situations under our Code of Conduct, and with reviewing and approving all transactions with related persons that are required to be disclosed in this section of our proxy statement. The charter of our Audit Committee and our Code of Conduct may be found on our investor relations website at http://investor.ebay.com/governance.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

From time to time, we have entered into and may continue to enter into commercial arrangements with companies with which our directors or executive officers may have relationships, including as a director or executive officer, but with respect to which our directors or executive officers do not have a material interest and, thus, are not required to be disclosed. These commercial arrangements are entered into in the ordinary course of business and on an arm’s-length basis.

In March 2006, we made a $2,000,000 equity investment in Meetup, Inc., a local community website that brings groups together offline. Mr. Omidyar, our founder and the Chairman of our Board, is a director of Meetup, Inc., and entities controlled by Mr. Omidyar beneficially hold greater than a 10% equity interest in Meetup, Inc. Consistent with our corporate governance practices, the Audit Committee of our Board of Directors pre-approved this transaction. We believe this transaction was made on terms no less favorable to us than we could have obtained from unaffiliated third parties. While we do not believe that Mr. Omidyar had a direct or indirect material interest in this transaction, and thus it is not required to be disclosed, we are disclosing its existence as a matter of good corporate governance and because it is not an ordinary course commercial arrangement.

Mr. Omidyar from time to time makes his personal aircraft available to our officers for business purposes at no cost to us. The imputed cost of the aircraft use was not material to our consolidated financial statements.

Our Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000 in any consecutive twelve-month period, (2) eBay is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, holders of more than 5% of eBay’s outstanding common stock and their respective immediate family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee will consider the following factors:

•	whether the terms of the transaction are (i) fair to eBay and (ii) at least as favorable to eBay as would apply if the transaction did not involve a related person;

•	whether there are demonstrable business reasons for eBay to enter into the transaction;

•	whether the transaction would impair the independence of an outside director under eBay’s director independence standards; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws, each as amended to date, provide for the Board to be divided into three classes, with each class having a three-year term. The first and second classes currently consist of four directors and the third class currently consists of three directors. The term of office for the first class expires at our 2008 Annual Meeting, the term of office for the second class expires at our 2009 Annual Meeting, and the term of office for the third class expires at our upcoming Annual Meeting. A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Our Board is presently composed of eleven members, nine of whom are currently independent directors within the meaning of the listing standards of the Nasdaq Global Select Market. There are three nominees in the class whose term of office expires at the Annual Meeting, all of whom are currently members of the Board of Directors, and all of whom were previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until our 2010 Annual Meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any of the nominees is unexpectedly unavailable for election, these shares will be voted for the election of a substitute nominee proposed by our Corporate Governance and Nominating Committee. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unable to serve.

Set forth below is biographical information for the nominees as well as for each director whose term of office will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT OUR 2010
ANNUAL MEETING

Philippe Bourguignon

Philippe Bourguignon, age 59, has served as a director of eBay since December 1999. Mr. Bourguignon has been Vice Chairman of Revolution Resorts, a division of Revolution LLC, a company focused on health, living, and resort investments and operations, since January 2006. From April 2004 to January 2006, Mr. Bourguignon served as Chairman of Aegis Media France, a media communications and market research company. From September 2003 to March 2004, Mr. Bourguignon was Co-Chief Executive Officer of The World Economic Forum (The DAVOS Forum). From August 2003 to October 2003, Mr. Bourguignon served as Managing Director of The World Economic Forum. From April 1997 to January 2003, Mr. Bourguignon served as Chairman of the Board of Club Méditerranée S.A., a resort operator. Prior to his appointment at Club Méditerranée S.A., Mr. Bourguignon was Chief Executive Officer of Euro Disney S.A., the parent company of Disneyland Paris, since 1993, and Executive Vice President of The Walt Disney Company (Europe) S.A. since October 1996. Mr. Bourguignon was named President of Euro Disney in 1992, a post he held through April 1993. He joined The Walt Disney Company in 1988 as head of Real Estate development. Mr. Bourguignon holds a Masters Degree in Economics at the University of Aix-en-Provence and holds a post-graduate diploma from the Institut d’Administration des Enterprises (IAE) in Paris.

Thomas J. Tierney

Thomas J. Tierney, age 53, has served as a director of eBay since March 2003. Mr. Tierney is the founder of The Bridgespan Group, a non-profit consulting firm serving the non-profit sector, and has been its Chairman of the Board since late 1999. Prior to founding Bridgespan, Mr. Tierney served as Chief Executive Officer of Bain & Company, a consulting firm, from June 1992 to January 2000. Mr. Tierney holds a B.A. degree in Economics from the University of California at Davis and an M.B.A. degree with distinction from the Harvard Business School. Mr. Tierney is the co-author of a book about organization and strategy called Aligning the Stars.

Margaret C. Whitman

Margaret C. Whitman, age 50, serves eBay as President and Chief Executive Officer. She has served in that capacity since February 1998 and as a director of eBay since March 1998. From January 1997 to February 1998, she was General Manager of the Preschool Division of Hasbro Inc., a toy company. From February 1995 to December 1996, Ms. Whitman was employed by FTD, Inc., a floral products company, most recently as President, Chief Executive Officer and a director. From October 1992 to February 1995, Ms. Whitman was employed by The Stride Rite Corporation, a footwear company, in various capacities, including President, Stride Rite Children’s Group and Executive Vice President, Product Development, Marketing & Merchandising, Keds Division. From May 1989 to October 1992, Ms. Whitman was employed by The Walt Disney Company, an entertainment company, most recently as Senior Vice President, Marketing, Disney Consumer Products. Before joining Disney, Ms. Whitman was at Bain & Co., a consulting firm, most recently as a Vice President. Ms. Whitman also serves on the board of directors of The Procter & Gamble Company and DreamWorks Animation SKG, Inc. Ms. Whitman holds an A.B. degree in Economics from Princeton University and an M.B.A. degree from the Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2008 ANNUAL MEETING

Fred D. Anderson

Fred D. Anderson, age 62, has served as a director of eBay since July 2003. Mr. Anderson has been a Managing Director of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Computer, Inc., a manufacturer of personal computers and related software. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple Inc. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also serves on the board of directors of Move, Inc. Mr. Anderson holds a B.A. degree from Whittier College and an M.B.A. from the University of California, Los Angeles.

Edward W. Barnholt

Edward W. Barnholt, age 63, has served as a director of eBay since April 2005. Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from May 1999 until March 2005, and served as Chairman of the Board of Agilent from November 2002 until March 2005. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected a Senior Vice President of Hewlett-Packard Company in 1993 and an Executive Vice President in 1996. Mr. Barnholt also serves as the Non-Executive Chairman of the Board of KLA-Tencor Corporation, a member of the Board of

Directors of Adobe Systems Incorporated, and a member of the Board of Trustees of the Packard Foundation. Mr. Barnholt holds a B.S and an M.S. in electrical engineering from Stanford University.

Scott D. Cook

Scott D. Cook, age 54, has served as a director of eBay since June 1998. Mr. Cook is the founder of Intuit Inc., a financial software developer. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of The Procter & Gamble Company. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.

Robert C. Kagle

Robert C. Kagle, age 51, has served as a director of eBay since June 1997. Mr. Kagle has been a Member of Benchmark Capital, the General Partner of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the board of directors of Jamba, Inc. and ZipRealty, Inc. Mr. Kagle holds a B.S. degree in Electrical and Mechanical Engineering from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from the Stanford Graduate School of Business.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2009 ANNUAL MEETING

William C. Ford, Jr.

William C. Ford, Jr., age 49, has served as a director of eBay since July 2005. Mr. Ford has served as Executive Chairman of the Board of Directors of Ford Motor Company, a company that manufactures and distributes automobiles, since September 2001 and has served as Chairman of the Board of Ford since January 1999. Mr. Ford also serves as Chairman of Ford’s Finance Committee and a member of Ford’s Environmental and Public Policy Committee. From October 2001 to September 2006, Mr. Ford was Ford’s Chief Executive Officer. Mr. Ford has held a number of management positions at Ford since 1979. Mr. Ford serves as Vice Chairman of The Detroit Lions, Inc. and Chairman of the Board of Trustees of The Henry Ford. He is also a Vice Chairman of Detroit Renaissance. Mr. Ford holds a B.A. degree from Princeton University and a master of science in management from the Massachusetts Institute of Technology (MIT).

Dawn G. Lepore

Dawn G. Lepore, age 53, has served as a director of eBay since December 1999. Ms. Lepore has served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, since October 2004. From August 2003 to October 2004, Ms. Lepore served as Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration for the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company. Prior to this appointment, she held various positions with the Charles Schwab Corporation including: Vice Chairman of Technology, Operations, Business Strategy, and Administration from May 2003 to August 2003; Vice Chairman of Technology, Operations, and Administration from March 2002 to May 2003; Vice Chairman of Technology and Administration from November 2001 to March 2002; and Vice Chairman and Chief Information Officer from July 1999 to November 2001. Ms. Lepore holds a B.A. degree from Smith College.

Pierre M. Omidyar

Pierre M. Omidyar, age 39, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996 and also served as its Chief Executive Officer, Chief Financial Officer, and President from inception to February 1998, November 1997 and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communications platform company, from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development

Corp. (later renamed eShop) in May 1991 and served as a software engineer there from May 1991 to September 1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary of Apple Computer, and for other Macintosh-oriented software development companies. Mr. Omidyar is currently co-founder and chairman of Omidyar Network, a mission-based organization committed to creating opportunity for individuals to improve the quality of their lives. He also serves on the Board of Trustees of Tufts University and the Santa Fe Institute, and as a director of Meetup, Inc. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.

Richard T. Schlosberg, III

Richard T. Schlosberg, III, age 63, has served as a director of eBay since March 2004. From May 1999 to January 2004, Mr. Schlosberg served as President and Chief Executive Officer of the David & Lucile Packard Foundation, a private family foundation. Prior to joining the foundation, Mr. Schlosberg was Executive Vice President of The Times Mirror Company and publisher and Chief Executive Officer of the Los Angeles Times. Prior to that, he served in the same role at the Denver Post. Mr. Schlosberg serves on the board of directors of Edison International, BEA Systems, Inc, and is also a member of the USO World Board of Governors, and a trustee of Pomona College. Mr. Schlosberg is a graduate of the United States Air Force Academy and holds an M.B.A. degree from the Harvard Business School.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR 1999 GLOBAL EQUITY INCENTIVE PLAN

We are asking you to approve an amendment to our 1999 Global Equity Incentive Plan, which we refer to as the 1999 Plan. The purpose of the amendment is to further satisfy the requirements of Section 162(m) of the Internal Revenue Code with respect to various kinds of awards under the 1999 Plan. No additional shares are being requested to be reserved for issuance under the 1999 Plan.

As described below under “— Federal Income Tax Information — Potential Limitation on Company Deductions,” Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1,000,000, unless the plan contains certain features that enable the compensation to qualify as “performance-based compensation.” The 1999 Plan does contain the features necessary to qualify stock options as performance-based compensation. However, with respect to stock bonuses, restricted stock units and restricted stock purchase awards (which are referred to collectively as “full value awards”), one of the plan features required by Section 162(m) is an established set of performance criteria and procedures for setting and assessing attainment of performance goals that are approved by the company’s stockholders. The 1999 Plan currently does not contain performance criteria or procedures for setting and assessing attainment of performance goals. Therefore, in order for full value awards granted under the 1999 Plan to potentially qualify for full tax deductibility to eBay under Section 162(m), you are being asked to approve and amendment to the 1999 Plan to include (i) a set of performance criteria and procedures for setting and assessing attainment of performance goals and (ii) other conforming changes discussed below. If this amendment to the 1999 Plan is not approved by our stockholders, we intend to continue to grant awards under the 1999 Plan, including awards to employees who are “covered employees” for purposes of Section 162(m), in which case grants of full value awards may not be fully deductible under Section 162(m).

The 1999 Plan is not being amended to increase the number of shares reserved for issuance thereunder or in any other material respect other than to reflect the changes described above relating to the requirements of Section 162(m). The maximum aggregate number of shares reserved for issuance under the 1999 Plan remains 52,000,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

A summary of the 1999 Plan is set forth below. The discussion below is qualified in its entirety by reference to the 1999 Plan, a copy of which, as amended, is attached as Appendix A to this proxy statement. All references to share amounts in this section and elsewhere in this proxy statement reflect all of our prior stock splits.

GENERAL

The 1999 Plan provides for the grant of stock options, stock bonuses, restricted stock units, and restricted stock purchase awards, which we refer to collectively as awards. Stock bonuses, restricted stock units, and restricted stock purchase awards are referred to collectively as full value awards. Options granted under the 1999 Plan are not intended to qualify as incentive stock options under the Internal Revenue Code.

PURPOSE

The purpose of the 1999 Plan is to provide a means by which employees and consultants in the United States and elsewhere may be given an opportunity to acquire our common stock. We believe that the 1999 Plan assists us in retaining the services of such persons, in securing and retaining the services of persons capable of filling such positions and in providing incentives for such persons to exert maximum efforts for our success.

ADMINISTRATION

The Board administers the 1999 Plan. Subject to the provisions of the 1999 Plan, the Board may construe and interpret the 1999 Plan and determine the persons to whom and the dates on which awards will be granted. It also may determine the number of shares of our common stock subject to each award, the exercise and vesting schedule, the exercise price, the type of consideration and other terms of the award. Pursuant to its authority to delegate administration of the 1999 Plan to a committee of one or more Board members, the Board has delegated administration to the Compensation Committee. Therefore, when referring to the “Board” in reference to the 1999 Plan, we are referring to the Compensation Committee as well as to the Board itself.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the Compensation Committee must be “outside directors.” This limitation would exclude from such committee directors who are: (i) current employees of ours or of an affiliate of ours; (ii) former employees of ours or an affiliate of ours receiving compensation for past services (other than benefits under a tax-qualified pension plan); (iii) current and former officers of ours or an affiliate of ours; (iv) directors currently receiving direct or indirect remuneration from us or an affiliate of ours in any capacity (other than as a director); and (v) any other person who is otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act. All of our directors on the Compensation Committee are and have been outside directors since our initial public offering.

ELIGIBILITY

In addition to permitting grants of awards to employees and consultants resident in or citizens of the United States, the 1999 Plan has been localized to permit us to issue awards to our employees in Australia, Austria, Belgium, Brazil, Canada, China, the Czech Republic, Estonia, France, Germany, Hong Kong, India, Ireland, Israel, Italy, Japan, Korea, Luxembourg, The Netherlands, the Philippines, Poland, Singapore, Spain, Sweden, Switzerland, Taiwan, and the United Kingdom. As of March 30, 2007, we and our consolidated subsidiaries employed approximately 13,200 people (excluding approximately 700 temporary employees), of whom approximately 5,000 (excluding approximately 300 temporary employees) were located outside the United States.

Under the 1999 Plan, no employee may be granted options under the plan covering more than 4,000,000 shares of our common stock during any calendar year.

In March 2007, in order to allow for potential deductibility to eBay of awards granted under the 1999 Plan other than options, the Board amended the 1999 Plan, subject to shareholder approval, to provide for a set of performance criteria applicable to certain performance based awards and to establish a procedure for setting performance goals and assessing their attainment.

STOCK SUBJECT TO THE 1999 PLAN

We have reserved an aggregate of 52,000,000 shares of our common stock for issuance under the 1999 Plan. As of March 30, 2007, there were 24,906,602 shares to be issued pursuant to outstanding awards under the 1999 Plan and only 13,914,416 shares were available for future grant under the 1999 Plan from the 52,000,000 shares previously approved by our stockholders. If awards granted under the 1999 Plan expire or otherwise terminate without being exercised, the shares of our stock not acquired or issued pursuant to such awards again become available for issuance under the 1999 Plan. As of March 30, 2007, the closing price of our common stock as reported on the Nasdaq Global Select Market was $33.15 per share.

TERMS OF OPTIONS

Exercise Price; Payment.  The Board determines the exercise price of options. A participant must pay the exercise price either in cash or, if allowed by the Board, by delivery of other shares of our common stock, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the Board. Under the 1999 Plan, no options may be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (except in the context of a merger where such options replace outstanding options of a company we have acquired).

Option Exercise.  Options granted under the 1999 Plan may become exercisable in cumulative increments, or vest, as determined by the Board, and the Board may accelerate the time during which an option may vest or be exercised. In addition, options may permit exercise prior to vesting, but in such event the participant will be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at the participant’s exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned shares of our common stock or by a combination of these means.

Term.  The terms and conditions of options will depend to a large extent upon the applicable law of the country where the participant resides. However, the term was generally 10 years for options granted prior to January 1, 2006, and has generally been seven years for options granted after January 1, 2006, and options generally are expected to terminate three months after termination of the participant’s service. If such termination is due to the participant’s disability, as determined under the 1999 Plan, the option generally may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination. If the participant dies during the option term, or within three months after termination of service, the option generally may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death. A participant may designate a beneficiary who may exercise the option following the participant’s death.

TERMS OF STOCK BONUSES, RESTRICTED STOCK UNITS, AND RESTRICTED STOCK PURCHASE AWARDS

Payment.  The Board determines the purchase price of our stock under a restricted stock purchase award. However, the Board may award stock bonuses and restricted stock units in consideration of past services without a purchase payment. The Board also determines whether a restricted stock unit will be settled in cash or shares of common stock, or a combination thereof. The participant must make any required purchase payment either in cash or, if allowed by the Board, by delivery of other shares of our common stock, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the Board. To date, the Board has not made any grants of stock bonuses, restricted stock units or restricted stock purchase awards under the 1999 Plan. No more than 2,000,000 shares of common stock may be granted in the aggregate under full value awards that provide for payment of less than 100% of the fair market value of the common stock on the date of grant. Moreover, no employee is eligible to be granted awards (including both full value awards and options) covering more than 4,000,000 shares of common stock during any calendar year.

Vesting.  Shares of stock sold or awarded under the 1999 Plan, if any, may, but need not be, subject to a repurchase option in favor of eBay in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase award or stock bonus award under the 1999 Plan. In March 2007, the Board amended the 1999 Plan to reference the following specific performance criteria as ones on which performance vesting targets for full value awards under the 1999 Plan may, but need not, be based:

•	trading volume

•	users

•	gross merchandise volume

•	total payment volume

•	revenue

•	operating income

•	EBITDA and/or net earnings

•	net income (either before or after taxes)

•	earnings per share

•	return on net assets

•	return on gross assets

•	return on equity

•	return on invested capital

•	cash flow (including, but not limited to, operating cash flow and free cash flow)

•	net or operating margins

•	economic profit

•	Common Stock price appreciation

•	total stockholder returns

•	employee productivity

•	customer satisfaction metrics

•	debt to equity ratio

•	market capitalization

•	market capitalization to employee ratio

•	market capitalization to revenue ratio

Any of the foregoing may be measured in absolute terms, in terms of growth, as compared to any incremental increase, or as compared to results of a peer group, and may be calculated on a pro forma basis or in accordance with generally accepted accounting principles.

RESTRICTIONS ON TRANSFER

The participant may not transfer an award other than by will or by the laws of descent and distribution unless otherwise provided by the award terms.

ADJUSTMENT PROVISIONS

Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend, or certain recapitalizations may affect the share price of our common stock. We refer to these transactions as equity restructurings. In the event that an equity restructuring occurs, the Board will equitably adjust the class of shares issuable and the maximum number of shares of our stock subject to the 1999 Plan, and will equitably adjust outstanding awards as to the class, number of shares, and price per share of our stock. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in corporate structure. In the event that there is such a transaction that is not an equity restructuring, and the Board determines that an adjustment to the plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the 1999 Plan, the Board will equitably adjust the 1999 Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the 1999 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust any outstanding awards as to the class, number of shares and price per share of our stock in such manner as it may deem equitable.

EFFECT OF CERTAIN CORPORATE EVENTS

In the event of our dissolution or liquidation, outstanding awards will terminate. However, outstanding awards do not automatically terminate in the event of a change in control. A “change in control” means a sale, lease or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property. In the event of a change in control, any surviving corporation or acquiring corporation must either assume or continue outstanding awards or substitute similar awards. If it refuses to do so, then with respect to awards held by participants whose service has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full. The unexercised portion of all outstanding awards will terminate upon the change in control. The acceleration of an award in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

DURATION, AMENDMENT, AND REPRICING

The Board may amend, suspend or terminate the 1999 Plan at any time or from time to time. Stockholders approved the 1999 Plan at our 2000 Annual Meeting of Stockholders. Stockholder approval of any amendment to the 1999 Plan must be sought only if necessary under applicable laws or regulations, but the Board may submit any amendment to the 1999 Plan for stockholder approval at its discretion. Additionally, stockholder approval is required before the Board may cancel an option and replace it with a new option or cash, reduce the exercise price of any option it has already granted under the 1999 Plan, or take any other action with respect to any outstanding option that is treated as a repricing under generally accepted accounting principles. The 1999 Plan does not have a set termination date, but the Board may terminate the plan at any time.

FEDERAL INCOME TAX INFORMATION

The following is a summary of the general U.S. federal income tax consequences of awards granted under the 1999 Plan to persons subject to United States taxation. U.S. tax consequences to any particular individual may be different.

There are no tax consequences to us or to the participant by reason of an option grant. Upon exercise of the option and acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal

Revenue Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of our stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the participant held the stock for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options.

Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently generally 15% while the maximum ordinary income rate and short-term capital gains rate is effectively 35%. Slightly different rules may apply to participants who acquire stock subject to our repurchase right.

Awards granted under the 1999 Plan to persons subject to taxation in jurisdictions outside of the U.S. have different tax consequences unique to each jurisdiction.

Potential Limitation on Company Deductions.  Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to options, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (i) the award is granted by a compensation committee composed solely of two or more “outside directors,” (ii) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (iii) the plan is approved by the stockholders, and (iv) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

In March 2007, the Board amended certain provisions of the 1999 Plan to awards other than options to comply with Section 162(m), and we are asking you to approve an amendment setting forth the performance criteria described above and related procedures as required under Section 162(m). However, even if the stockholders do vote to amend the 1999 Plan to include the performance criteria and related procedures, full value awards granted thereunder will only be treated as qualified performance-based compensation under Section 162(m) if the full value awards and the procedures associated with them comply with all other requirements of Section 162(m). There can be no assurance that compensation attributable to options and full value awards granted under the 1999 Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to the company.

PARTICIPATION IN THE 1999 PLAN

The grant of awards under the 1999 Plan to executive officers, including the executive officers named in the Summary Compensation Table set forth below is subject to the discretion of the Board. During 2006, no awards were granted to executive officers or directors, and awards with respect to 7,881,771 shares were granted to other employees under the 1999 Plan. During this period, options under the 1999 Plan to purchase an aggregate of 2,396,185 shares were cancelled. Since the 1999 Plan’s inception, none of our directors has been granted awards under the 1999 Plan. As of December 31, 2006, the weighted average exercise price of outstanding options under the 1999 Plan was $33.83. As of the date hereof, there has been no determination as to future awards under the 1999 Plan. Accordingly, future benefits or amounts received are not determinable.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO OUR 1998 EMPLOYEE STOCK PURCHASE PLAN

We are asking you to approve our Amended and Restated 1998 Employee Stock Purchase Plan, which we refer to as the Purchase Plan. The Purchase Plan was originally adopted by the Board on July 10, 1998 and approved by our stockholders on August 14, 1998. The Purchase Plan became effective on September 24, 1998, the date on which our common stock was initially listed for trading in connection with or initial public offering. Under the Purchase Plan’s current provisions, it is scheduled to expire on the tenth anniversary of its adoption by our Board, or July 10, 2008. The amended and restated Purchase Plan you are being asked to approve amends the termination provisions of the Purchase Plan so that its term is extended for an additional ten years from the date the Board approved the amended and restated Purchase Plan. Extending the termination date of the Purchase Plan will allow us to continue to make the benefits available under the Purchase Plan to eligible employees after its currently scheduled termination date. The amendment and restatement of the Purchase Plan is consistent with the Board’s desire to continue to provide benefits under the Purchase Plan to our eligible employees. The Board believes the amendment is necessary to assist in the retention of current employees and hiring of new employees, and to continue to provide our employees with an incentive to contribute to our success by providing an opportunity to acquire shares of our common stock.

The Purchase Plan is not being amended to increase the number of shares reserved for issuance thereunder or in any other material respect other than to reflect the changes described above relating to the extension of the Purchase Plan’s termination date. The maximum aggregate number of shares that may be reserved for issuance over the life of the Purchase Plan remains 36,000,000 shares.

Our board of directors approved the amended and restated Purchase Plan on March 28, 2007, subject to stockholder approval. The amended and restated Purchase Plan will become effective on November 1, 2007, after stockholder approval at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

A summary of the Purchase Plan is set forth below. The discussion below is qualified in its entirety by reference to the Purchase Plan, a copy of which, as amended, is attached as Appendix B to this proxy statement. All references to share amounts in this section and elsewhere in this proxy statement reflect all of our prior stock splits.

PURPOSE

The purpose of the Purchase Plan is to provide an opportunity for our employees to purchase shares of our common stock and thereby to have an additional incentive to contribute to the prosperity of our company. The Purchase Plan enables our eligible employees and the employees of our subsidiaries to purchase, through payroll deductions, shares of our common stock at a discount from the market price of the stock at the time of purchase. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

ADMINISTRATION

The Compensation Committee of our board of directors will administer the Purchase Plan. All determinations and decisions by the Compensation Committee regarding the interpretation or application of the Purchase Plan shall be final and binding on all Purchase Plan participants. The Board and Compensation Committee are also authorized to adopt, amend and rescind rules or procedures relating to the administration of the Purchase Plan to accommodate the specific requirements of local laws and procedures. The Board or the Compensation Committee may also adopt sub-plans applicable to particular participating subsidiary corporations which may be designed to be outside the scope of Section 423 of the Internal Revenue Code.

ELIGIBILITY

Our employees and the employees of our participating subsidiaries that have been employed at least ten days and who customarily work more than twenty hours per week and more than five months per calendar year are eligible to participate in the Purchase Plan as of the first day of the first offering period after they become eligible to participate in the Purchase Plan. However, no employee is eligible to participate in the Purchase Plan if, immediately after the election to participate, such employee would own stock (including stock such employee may purchase under outstanding rights under the Purchase Plan) representing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our parent or subsidiary corporations. In addition, no employee is permitted to participate if the rights of the employee to purchase our common stock under the Purchase Plan and all similar purchase plans maintained by us or our subsidiaries would accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. As of March 30, 2007, we and our consolidated subsidiaries employed approximately 13,200 people (excluding approximately 700 temporary employees), of whom approximately 5,000 (excluding approximately 300 temporary employees) were located outside the United States.

STOCK SUBJECT TO THE PURCHASE PLAN

We have reserved an aggregate of 7,200,000 shares of our common stock for issuance under the Purchase Plan. The Purchase Plan contains an “evergreen” provision that automatically increases, on each January 1, the number of shares reserved for issuance under the Purchase Plan by the number of shares purchased under the Purchase Plan in the preceding calendar year, provided that the aggregate number of shares reserved for issuance under the Purchase Plan may not exceed 36,000,000 shares. The number of shares reserved for issuance under the Purchase Plan has not been increased since the initial adoption of the plan in 1998, other than through the operation of the “evergreen” provision and as a result of adjustments due to stock splits. As of March 30, 2007, an aggregate amount of 9,785,222 shares had been purchased under the Purchase Plan since its inception. An aggregate amount of 1,624,226 shares was purchased under the Purchase Plan in 2006. None of our other equity compensation plans has an “evergreen” provision. As of March 30, 2007, the closing price of our common stock as reported on the Nasdaq Global Select Market was $33.15 per share.

ENROLLMENT

Eligible employees become participants in the Purchase Plan by executing a subscription agreement and filing it with us no later than five days before the beginning of each offering period (unless the Compensation Committee has set a later time for the filing of such subscription agreement). By enrolling in the Purchase Plan, a participant is deemed to have elected to purchase the maximum number of whole shares of our common stock that can be purchased with the compensation withheld during each purchase period within the offering period for which the participant is enrolled.

TERMS

Offerings; Purchase Dates.  Under the Purchase Plan, an offering period will last for 24-months, comprised of four six-month purchase periods. Under the Purchase Plan, purchases will be made four times during each offering period on the last trading day of each purchase period, and the dates of such purchases shall be “purchase dates.” A new purchase period will begin the day after a purchase date. A new twenty-four month offering period will commence on each May 1st and November 1st during the term of the Purchase Plan. Our Compensation Committee may change the frequency and duration of offering periods and purchase dates under the Purchase Plan.

If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next trading day. All participants in the terminated offering period will be transferred to the new offering period.

Price and Payment.  Employees electing to participate in the Purchase Plan will authorize us to automatically deduct after-tax dollars from each payment until the employee instructs us to stop the deductions or until the employee’s employment is terminated. Participants may contribute between 2% and 10% (in whole percentages) of their compensation through payroll deductions, and the accumulated deductions will be applied to the purchase of whole shares on each semi-annual purchase date. Compensation for purposes of the Purchase Plan means an employee’s total cash wages or salary and performance-based pay, including without limitation overtime, performance bonuses, commissions, shift differentials, payments for paid time off, payments in lieu of notice, compensation deferred under any program or plan, including, without limitation, pursuant to Section 401(k) or Section 125 of the Internal Revenue Code, or any other compensation or remuneration that the Compensation Committee or our Board of Directors approves as “compensation” in accordance with Section 423 of the Internal Revenue Code. For purposes of the Purchase Plan, “compensation” does not include moving allowances, payments pursuant to a severance agreement; equalization payments; termination pay (including the payout of accrued vacation time in connection with any such termination); relocation allowances; expense reimbursements; meal allowances; commuting allowances; geographical hardship pay; any payments (such as guaranteed bonuses in certain foreign jurisdictions) with respect to which salary reductions are not permitted by the laws of the applicable jurisdiction); automobile allowances; sign-on bonuses; nonqualified executive compensation; any amounts directly or indirectly paid pursuant to the Purchase Plan or any other stock-based plan, including without limitation any stock option, stock purchase, deferred stock unit, or similar plan, of ours or any participating subsidiary; or any other compensation or remuneration determined not to be “compensation” by the Board or the Compensation Committee in accordance with Section 423 of the Internal Revenue Code.

The purchase price per share will be equal to 85% of the fair market value per share on the participant’s entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date.

The maximum number of shares which may be purchased by any employee on any single purchase date is 25,000 shares.

The fair market value of a share of our common stock on any date will equal the closing price of a share of common stock on the Nasdaq Global Select Market on the date of determination, as reported in The Wall Street Journal or such other source as our compensation committee deems reliable. On March 30, 2007, the closing price of our common stock as reported on the Nasdaq Global Select Market was $33.15 per share.

Termination of Participation.  Employees may end their participation in an offering at any time at least 15 days before a purchase date, and participation ends automatically on termination of employment with us or one of our subsidiaries or failure to qualify as an eligible employee. Upon such termination of the employee’s participation in the Purchase Plan, such employee’s payroll deductions not already used to purchase stock under the Purchase Plan will be returned to the employee.

ADJUSTMENT PROVISIONS

Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend, or certain recapitalizations, may affect the share price of our common stock. We refer to these transactions as equity restructurings. In the event that an equity restructuring occurs, the Board will equitably adjust the class of shares issuable and the maximum number of shares of our stock subject to the Purchase Plan, and will equitably adjust any rights outstanding as to the class, number of shares and price per share of our stock. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in corporate structure. In the event that there is such a transaction that is not an equity restructuring, and the Board determines that an adjustment to the Purchase Plan and any rights outstanding would be appropriate to prevent any dilution or enlargement of benefits under the Purchase Plan, the Board will equitably adjust the Purchase Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the Purchase Plan, as well as the maximum number of shares that may be purchased by an employee, and will adjust any rights outstanding as to the class, number of shares and price per share of our stock in such manner as it may deem equitable.

In the event we merge with or into another corporation in which we do not survive or in which we survive but our shareholders cease to own our shares, or we sell all or substantially all of our assets or more than 50% of our shares are sold in a tender offer or similar transaction, the outstanding rights under the Purchase Plan will continue unless otherwise provided by the compensation committee.

In the event of our proposed dissolution or liquidation, the offering period then in progress will be shortened by setting a new purchase date, and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless our compensation committee provides otherwise in its sole discretion.

AMENDMENT AND TERMINATION OF THE PURCHASE PLAN

The Board may at any time and for any reason amend, terminate or extend the Purchase Plan. Generally, no such termination can affect previously made grants or may adversely affect the rights of any participant without such participant’s consent, nor may any amendment be made without approval of our stockholders within 12 months of its adoption by our Board if such amendment increases the number of shares that may be issued under the Purchase Plan or changes the designation of the employees or class of employees eligible to participate in the Purchase Plan.

Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board is entitled to make such amendments to the Purchase Plan as it determines are advisable if the continuation of the Purchase Plan or any offering period would result in financial accounting treatment for the Purchase Plan that is different from the financial accounting treatment in effect on the date the Purchase Plan was initially adopted by our Board of Directors.

The Purchase Plan as amended and restated will terminate no later than June 14, 2017.

FEDERAL INCOME TAX INFORMATION

The following is a general summary under current law of the material federal income tax consequences to participants in the Purchase Plan. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. The Purchase Plan is not subject to any provisions of the Employees Retirement Income Security Act of 1974. Under the applicable Internal Revenue Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or disposed of more than two years from the first day of the offering period and one year from the date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares held for the periods described above, are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the capital gain holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above. We will treat any transfer of record ownership of shares as a disposition, unless we are notified to the contrary. In order to enable us to learn of dispositions prior to the expiration of the holding periods described above and ascertain the amount of the deductions to which we are entitled, participating employees will be required to notify us in writing of the date and terms of any disposition of shares purchased under the Purchase Plan.

NEW PLAN BENEFITS

The amounts of future stock purchases under the Purchase Plan are not determinable because, under the terms of the Purchase Plan, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of our common stock.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We have selected PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2007. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited our historical consolidated financial statements for all annual periods since our incorporation in 1996. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the selection of PwC as our independent auditors. However, we are submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of eBay and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

AUDIT AND OTHER PROFESSIONAL FEES

During the fiscal years ended December 31, 2005 and December 31, 2006, fees for services provided by PwC were as follows (in thousands):

	Year Ended
	December 31,
	2005	2006

Audit Fees	$3,174	$5,694
Audit-Related Fees	2,202	756
Tax Fees	—	—
All Other Fees	—	—

Total	$5,376	$6,450

“Audit Fees” consist of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, and for attestation services related to Sarbanes-Oxley compliance. “Audit-Related Fees” consist of fees billed for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. We did not incur any “Tax Fees” or “All Other Fees” in the fiscal years ended December 31, 2005 and 2006.

The Audit Committee has determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services. Beginning with the first quarter of 2003, we have disclosed all approved non-audit engagements during a quarter in the appropriate quarterly report on Form 10-Q or annual report on Form 10-K.

AUDIT COMMITTEE REPORT1

We constitute the Audit Committee of the Board of Directors of eBay Inc. The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in fulfilling its oversight responsibilities to eBay’s stockholders with respect to (1) eBay’s corporate accounting and reporting practices, (2) eBay’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of eBay’s internal audit function and independent auditors, (5) the quality and integrity of eBay’s financial statements and reports, (6) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (7) producing this report. The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, eBay’s independent auditors, are responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and of management’s assessment of eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles as well as the effectiveness of eBay’s internal control over financial reporting and management’s assessment thereof, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

During the last year, and earlier in 2007, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2006, and in fulfillment of our oversight responsibilities, we did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•	reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and eBay’s internal control over financial reporting with management;

•	conferred with PwC and with senior management of eBay regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;

•	instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;

•	discussed with PwC the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing

1 The material in this Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

standards, including the matters required by the Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•	obtained from PwC in connection with the audit a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

The Audit Committee held 13 meetings in 2006. Throughout the year we conferred with PwC, eBay’s internal audit team, and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

We have discussed with PwC their independence from management and eBay and have received and reviewed the written disclosure and the letter regarding the auditors’ independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). We have also concluded that PwC’s provision to eBay and its affiliates of the non-audit services described under “Audit and Other Professional Fees” above is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Global Select Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements and that Mr. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors, which was last modified in March 2004. The Audit Committee Charter, as so amended, is shown on the corporate governance section of eBay’s investor relations website at http://investor.ebay.com/governance. Any future changes in the charter or key practices will also be reflected on the website.

Based on our reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2006, which eBay filed with the SEC on February 28, 2007. We have also recommended, and the Board has approved, the selection of PwC as our independent auditors for 2007.

AUDIT COMMITTEE

Fred D. Anderson, Chair
Dawn G. Lepore
Richard T. Schlosberg, III

OUR EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 30, 2007.

Name	Age	Position

Margaret C. Whitman	50	President and Chief Executive Officer
Elizabeth L. Axelrod	44	Senior Vice President, Human Resources
William C. Cobb	50	President, eBay Marketplaces North America
John J. Donahoe	46	President, eBay Marketplaces
Rajiv Dutta	45	President, PayPal
Michael R. Jacobson	52	Senior Vice President Legal Affairs, General Counsel and Secretary
Eskander E. Kazim	41	Head of Strategic Initiatives
Robert H. Swan	46	Senior Vice President, Finance and Chief Financial Officer

Margaret C. Whitman’s biography is set forth under the heading “Proposal 1 — Election of Directors — Nominees for Election for a Three-Year Term Expiring at Our 2010 Annual Meeting,” above.

Elizabeth L. Axelrod serves eBay as Senior Vice President, Human Resources. She has served in that capacity since March 2005. From May 2002 to March 2005, Ms. Axelrod served as the Chief Talent Officer for WPP Group PLC, a global communications services group where she was also an executive director. Ms. Axelrod was a partner at McKinsey & Company, a consulting firm where she worked from October 1989 to April 2002. Ms. Axelrod holds a B.S.E. degree with a concentration in Finance from the Wharton School of the University of Pennsylvania and a Master’s degree in Public and Private Management (MPPM) from the Yale School of Management. Ms. Axelrod is a co-author of The War for Talent published by Harvard Business School Press in 2001.

William C. Cobb serves eBay as President, eBay Marketplaces North America. He has served in that capacity since December 2006. From December 2004 to December 2006, Mr. Cobb served as President, eBay North America. From September 2002 to November 2004, Mr. Cobb served as Senior Vice President and General Manager, eBay International. From November 2000 to September 2002, Mr. Cobb served as eBay’s Senior Vice President, Global Marketing. From February 2000 to June 2000, Mr. Cobb served as the General Manager of Consumer Sales for Netpliance, Inc., an Internet-based content company. From July 1997 to February 2000, Mr. Cobb served as the Senior Vice President of International Marketing for Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.), a restaurant operator and franchiser. From August 1995 to July 1997, Mr. Cobb served as the Senior Vice President and Chief Marketing Officer for Pizza Hut, Inc., a division of Tricon Global Restaurants, Inc. Mr. Cobb holds a B.S. degree in Economics from the University of Pennsylvania and an M.B.A. degree from Northwestern University.

John J. Donahoe serves eBay as President, eBay Marketplaces. He has served in that capacity since March 2005. From January 2000 to February 2005, Mr. Donahoe served as Worldwide Managing Director for Bain & Company, a global business consulting firm. Mr. Donahoe serves on the Board of Trustees for Dartmouth College. Mr. Donahoe holds a B.A. in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

Rajiv Dutta serves eBay as President, PayPal. He has served in that capacity since June 2006. From March 2006 to June 2006, Mr. Dutta served as Skype’s President. From January 2001 to March 2006, Mr. Dutta served as eBay’s Senior Vice President and Chief Financial Officer. From August 1999 to January 2001, Mr. Dutta served as eBay’s Vice President of Finance and Investor Relations. From July 1998 to August 1999, Mr. Dutta served as eBay’s Finance director. From February 1998 to July 1998, Mr. Dutta served as the World Wide Sales Controller of KLA-Tencor, a manufacturer of semiconductor equipment. Prior to KLA-Tencor, Mr. Dutta spent ten years, from January 1988 to February 1998, at Bio-Rad Laboratories, Inc., a manufacturer and distributor of life science and diagnostic products with operations in over 24 countries. Mr. Dutta held a variety of positions with Bio-Rad, including the group controller of the Life Science Group. Mr. Dutta holds a B.A. degree in Economics from St. Stephen’s College, Delhi University in India and an M.B.A. degree from Drucker School of Management.

Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward LLP, specializing in securities law, mergers and acquisitions, and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.

Eskander E. Kazim serves eBay as Head of Strategic Initiatives. He has served in that capacity since January 2007. From June 2006 to January 2007, Mr. Kazim served as Skype’s President. From October 2005 to June 2006, Mr. Kazim served as Skype’s Vice President of Products. From December 2004 to October 2005, Mr. Kazim served as eBay’s Senior Vice President, New Ventures. From October 2002 to December 2004, Mr. Kazim served as PayPal’s Vice President of Marketing and Business Operations. From March 2002 to October 2002, Mr. Kazim served as eBay’s Vice President, eBay Payments. From November 2000 to March 2002, Mr. Kazim served as eBay’s Vice President of eBay’s Platform Solutions Group. From August 1998 to November 2000, Mr. Kazim served as eBay’s Director of Engineering. Mr. Kazim holds a B.S. degree in Mechanical Engineering from Rice University.

Robert H. Swan serves eBay as Senior Vice President, Finance and Chief Financial Officer. He has served in that capacity since March 2006. From February 2003 to March 2006, Mr. Swan served as Executive Vice President and Chief Financial Officer of Electronic Data Systems Corporation. From July 2001 to December 2002, Mr. Swan was Executive Vice President and Chief Financial Officer of TRW Inc. Mr. Swan served in executive positions at Webvan Group, Inc. from 1999 to 2001, including Chief Executive Officer from April 2001 to July 2001, Chief Operating Officer from September 2000 to July 2001 and Chief Financial Officer from October 1999 to July 2001. (Webvan filed a voluntary petition for Chapter 11 bankruptcy in July 2001.) Mr. Swan holds a B.S. from the State University of New York at Buffalo and an M.B.A. from State University of New York at Binghamton.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction; Objectives of Compensation Programs

Our compensation programs are designed to align compensation with business objectives and performance, enabling us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success and motivate executive officers to enhance long-term stockholder value. We also strive to design programs to position eBay competitively among the companies against which we recruit and compete for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision making must be fair and equitable. We also consider the financial obligations created by our compensation programs and design them to be cost effective. To meet these objectives, the principal components of executive compensation in 2006 consisted of base salary, short-term cash incentive awards, and long-term equity incentive awards. For 2006, the equity incentive awards were primarily stock options, and, in specific circumstances, restricted stock and restricted stock units. We do not have any pension plan for our U.S. employees, including our executive officers.

The Compensation Committee reviews and sets our overall compensation strategy for all employees on an annual basis. In the course of this review, the committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives. As a result of its 2006 review, the Compensation Committee decided to add performance-based restricted stock units as a part of the long-term compensation program for all employees who are at the level of senior vice president and above starting in 2007.

Role of the Compensation Committee

The Compensation Committee reviews and approves all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our CEO, other executive officers, our other employees who are senior vice presidents, and any vice president whose compensation exceeds approved guidelines for cash and equity compensation. The committee has the authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. As discussed in more detail below, in 2006, the committee retained two compensation consultants, both of which reported directly to the committee.

Role of Executive Officers and Consultants in Compensation Decisions

While the Compensation Committee determines eBay’s overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to the executive officers identified below and the compensation consultants retained by the committee to work within the compensation philosophy to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Our CEO also provides the Board and the Compensation Committee with her perspective on the performance of eBay’s executive officers as part of the annual personnel review and succession planning discussions as well as a self-assessment of her own performance. The committee establishes compensation levels for our CEO in consultation with the compensation consultants it retains, and our CEO is not present during any of these discussions. Our CEO recommends to the committee specific compensation amounts for executive officers other than herself, and the committee considers those recommendations and makes the ultimate compensation decisions. Our CEO, CFO, Senior Vice President of Human Resources, and Senior Vice President, Legal Affairs & General Counsel regularly attend the Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding eBay’s performance, and technical advice. Members of the committee also participate in the Board’s annual review of the CEO’s performance and its setting of annual performance goals, in each case led by our lead independent director. See “Our Corporate Governance Practices” for further details.

As discussed above, in 2006 the committee retained Mercer Human Resources Consulting and Towers Perrin to provide advice, their opinions, and resources to help develop and execute our overall compensation strategy. As part of their engagements, the Compensation Committee has directed the compensation consultants to work with our Senior Vice President of Human Resources and other members of management to obtain information necessary for them to form their recommendations and evaluate management’s recommendations. The compensation consultants also meet with the committee during the committee’s regular meetings and in executive session, where no members of management are present, and with individual members of the committee outside of the regular meetings.

As part of its engagement in 2006, Mercer evaluated proposed performance goals under the eBay Incentive Plan, or eIP, and 2006 compensation levels recommended by management for executive officers. As part of its engagement in 2006, Towers Perrin evaluated and proposed a compensation strategy to start in 2007 and the related equity and cash compensation guidelines, which included an analysis of eBay’s performance and that of specified peer groups. To facilitate making external compensation comparisons, both Mercer and Towers Perrin provided the Compensation Committee with competitive market data by analyzing proprietary third-party surveys provided to them by management and publicly-disclosed documents of companies in specified peer groups (see the section entitled “Competitive Considerations” below for a further discussion regarding these peer groups).

Competitive Considerations

To set total compensation guidelines, the Compensation Committee reviews market data of companies with which eBay competes for executive talent, business, and capital. The market data consists of publicly-disclosed data from companies in two peer groups (consisting of high-tech companies and consumer products companies) and proprietary third-party survey data. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain talent. The committee also recognizes that at the executive level, we compete for talent against larger companies across the United States, not just technology companies based in Silicon Valley. As discussed in more detail below in the section entitled “Elements of Compensation/Executive Compensation Practices — Long-term Equity Incentive Awards,” eBay also uses these peer groups as benchmarks against which to assess its performance. In 2006, the peer groups consisted of the following companies:

High-Tech Peer Group:	Consumer Products Peer Group:
• Adobe Systems Incorporated	• Coach, Inc.
• Amazon.com, Inc.	• The Coca-Cola Company
• Apple Inc.	• The Gap, Inc.
• Cisco Systems, Inc.	• General Mills, Inc.
• Dell Inc.	• Harley-Davidson, Inc.
• Electronic Arts Inc.	• The Hershey Company
• EMC Corporation	• Kellogg Company
• First Data Corporation	• Nike, Inc.
• Google Inc.	• PepsiCo, Inc.
• Intel Corporation	• Polo Ralph Lauren Corporation
• IAC/InterActiveCorp	• Charles Schwab & Co., Inc.
• Intuit Inc.	• Starbucks Corporation
• Microsoft Corporation	• Tiffany & Co.
• Qualcomm Incorporated	• Time Warner Inc.
• Symantec Corporation	• Wm. Wrigley Jr. Company
• Yahoo! Inc.

In deciding whether a company should be included in one of the peer groups, the committee considers a number of screening criteria, which generally includes the company’s revenue, market value, and historical growth rate, as well as the company’s primary line of business, whether the company has a recognizable and well-regarded brand, and whether we compete with the company for talent. To ensure that these peer groups continue to reflect the markets in which we compete for executive talent, the committee reviews the peer groups annually. Before adding or deleting a company from a peer group, the committee considers how the change would impact the comparative market data. For 2006, two companies were deleted from, and one company was added to, the high-tech peer group and two companies were deleted from the consumer products peer group.

Elements of Compensation/Executive Compensation Practices

For 2006, the principal components of executive compensation consisted of base salary, short-term cash incentive awards, and long-term equity incentive awards. The equity awards were primarily stock options, and, in specific circumstances, restricted stock and restricted stock units. Our executive officers were also provided certain perquisites, as described below, and were also eligible to participate in our health and benefits plans, savings plans, and our employee stock purchase plan, which are generally available to our employees. Although the Compensation Committee has not established a policy for the allocation between cash and equity compensation or short-term and long-term compensation, as described below, the committee has policies for each component of compensation, and as part of its evaluation of the compensation of our executive officers, the committee reviews not only the individual elements of compensation, but also total compensation. In general, however, compensation of executive officers is weighted towards long-term equity incentives, as the committee wants the senior leadership team to have a long-term perspective on the company’s affairs.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the company and compensate them for their expected day-to-day performance. Our pay positioning strategy is to target annual base salary and short-term cash incentives of the executive group as a whole at median levels relative to our peer groups in the high-tech and consumer products sectors. The Compensation Committee then sets a salary range for each executive job level, with the midpoint of the salary range based on the median level of our peer groups, although more weight is given to the high-tech sector than the consumer product sector. For 2006, eBay’s actual cash compensation pay position for executives was somewhat higher than the median level, in part due to the performance of individual members of the executive group and the cash compensation paid to recently-hired executives, as described below. The committee believes that paying higher cash compensation was necessary to attract new executives, particularly those who came to us from industries with higher cash compensation levels.

The committee meets at least once a year to review and approve each executive officer’s salary for the upcoming year. When reviewing base salaries, the committee considers the pay practices of companies in our peer groups, individual performance against specified goals, levels of responsibility, breadth of knowledge, and prior experience. Of these factors, competitive pay practices are the primary determinant of the range within which individual salaries are set. For 2006, the committee set the base salaries of our executive officers named in the Summary Compensation Table below (which are referred to as our named executive officers) within these ranges, except for Mr. Donahoe, whose base salary was above the range for his job level. Mr. Donahoe’s salary exceeded the high end of his range in large measure due to the salary he negotiated when he joined us in 2005, which in turn reflected the high cash compensation he received in his previous position. Base salaries of our named executive officers (other than our CEO) were $400,000 to $800,000, effective March 1, 2006, which represent increases of 6.0% to 9.9% over the prior year. For the third straight year, our CEO’s salary was maintained at $995,016. In determining Ms. Whitman’s salary, the committee gave particular attention to Ms. Whitman’s request that her salary not be raised.

Short-term Cash Incentive Awards

eBay Incentive Plan (eIP).  The eIP is a cash incentive program designed to align executive compensation with quarterly and annual performance and to enable eBay to attract, retain, and reward individuals who contribute to eBay’s success and motivate them to enhance the value of eBay. The eIP was approved by our stockholders in 2005. The Compensation Committee believes that incentive payouts should be tightly linked to eBay’s performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the eIP are dependent and based on eBay’s performance and individual performance.

The committee determines the quarterly, annual, or other performance period under the eIP. For each performance period, the committee establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics. Management recommends to the committee a proposed approach to setting the performance measures and targets. Under ordinary circumstances, the committee sets the annual targets within 90 days of the commencement of the year and other targets within the period that is the first 25% of the quarter or other performance period.

For 2006, the eIP provided for (1) quarterly incentives based upon non-GAAP net income targets for each quarter and individual performance, so long as both minimum revenue (calculated on a constant foreign exchange basis) and non-GAAP net income thresholds were met and (2) an annual incentive based upon non-GAAP net income targets for the year, so long as both minimum revenue (calculated on a constant foreign exchange basis) and non-GAAP net income thresholds were met. Non-GAAP net income excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, and income taxes related to these items. For the quarterly incentives, if the minimum revenue and non-GAAP net income thresholds have been met, half of the award is based on the company’s performance, and half of the award is based on individual performance. The committee selected non-GAAP net income target and revenue as the company performance measures because it believes they are the strongest drivers of long-term value for the company.

The amount by which the eIP is funded is determined based on the company’s actual performance measured against the targets set by the committee. Unless both the threshold revenue and non-GAAP net income levels for any given performance period are met, there is no payout for that period. After the end of each performance period, the company’s actual performance is compared to the targets to determine the funding level, and our CEO presents the committee with her assessment of the performance of each of the other executive officers; the committee reviews her assessments and determines the level of performance for each of those executive officers. In addition, the committee reviews and determines the CEO’s level of performance, based in part on her self-assessment. For executive officers other than the CEO, quarterly assessments are typically based on performance against financial performance measures for the executive’s business unit or function, organizational development and leadership, and, as applicable, major product introductions, integration of acquisitions, and achievement of strategic and infrastructure objectives. For our CEO, quarterly assessments are based on the committee’s subjective assessment of the company’s overall financial performance, achievement of strategic objectives, and leadership of the executive team (which was a particularly important factor in 2006 given the substantial amount of change in the team over the course of the year) and of the company as a whole.

The committee sets the company performance measures with a goal of having the minimum threshold met approximately 90% of the time, the target level met approximately 50-60% of the time, and the maximum level met approximately 10% of the time. Target levels are generally set with reference to the company’s annual budget (adjusted for actual financial performance year-to-date to a level expected to achieve the 50-60% probabilities of achievement referenced above). The minimum and maximum levels are set at an amount expected to result in the 10% probability of non-achievement and achievement, respectively, referenced above. The following table sets forth the 2006 performance measures set by the committee:

	Minimum	Target	Maximum

Annual 2006:
Revenue threshold	$5.80B	—	—
Non-GAAP net income	$1.388B	$1.480B	$1.662B
Q1 2006:
Revenue threshold	$1.365B	—	—
Non-GAAP net income	$315.1M	$333.0M	$361.6M
Q2 2006:
Revenue threshold	$1.370 B	—	—
Non-GAAP net income	$317.3M	$347.0M	$376.9M
Q3 2006:
Revenue threshold	$1.355B	—	—
Non-GAAP net income	$316.8M	$336.7M	$365.7M
Q4 2006:
Revenue threshold	$1.671 B	—	—
Non-GAAP net income	$388.6M	$408.5M	$449.4M

In 2006, quarterly incentive amounts could range from 0% to 160% of an executive’s target opportunity, based on financial and individual performance in the quarter. The maximum that could be paid on the annual component was 200% of target. Half of the total 2006 incentive target for executives was based on quarterly performance (12.5% per quarter), and half was based on annual performance. In 2006, total annual target incentive amounts for the named executive officers (other than the CEO) were 60% to 85% of base salary. The target incentive amount for the CEO remained 100% of base salary.

eBay paid incentive compensation for every quarter of 2006, which contributed, along with individual performance, to quarterly incentive payments to our named executive officers ranging from 91% to 152% of the quarterly target opportunity. Based on eBay’s annual performance, the annual component for all executives, including the CEO, was paid out at 107% of the annual target opportunity.

Special Retention Bonus Plans.  Messrs. Donahoe and Swan each have special retention bonus plans that were entered into in connection with their hiring. The Compensation Committee believed that it was necessary to enter into these special bonus plans to provide each of Messrs. Donahoe and Swan with a total compensation package that would be attractive to them and cause them to join eBay, in each case with particular reference to the compensation he had been receiving at his previous position. Under the terms of Mr. Donahoe’s plan, he is eligible to receive a special retention bonus of up to $2,000,000 in cash, of which $500,000 was paid in each of 2005, 2006, and 2007. The plan provides that Mr. Donahoe will receive one additional bonus payment of $500,000, payable on the third anniversary of the date of his commencement of employment, assuming his continued employment with eBay. Under the terms of Mr. Swan’s plan, he is eligible to receive a special retention bonus of up to $1,000,000 in cash, of which $200,000 was paid in each of 2006 and 2007. The plan provides that Mr. Swan will receive three additional bonus payments of $200,000, payable on each of the second, third, and fourth anniversaries of the date of his commencement of employment, assuming his continued employment with eBay. The amounts paid to Messrs. Donahoe and Swan under these bonus plans were in addition to their base salaries and cash incentives earned under the eIP.

Long-term Equity Incentive Awards

During 2006, we granted our executive officers long-term equity incentives in the form of stock options to reward them for potential long-term contributions, align their incentives with the long-term interests of our stockholders, and provide a total compensation opportunity commensurate with our performance. Initial option grants for specific individuals also take into account specific recruitment needs. Following the initial hire grant, additional grants are made to participants pursuant to a periodic focal grant program or following a significant change in job responsibilities, scope, or title. See the section entitled “Equity Compensation Practices” below for a description of our equity grant practices. Focal grants are based upon a number of factors, including performance of the individual, job level, future potential contributions to eBay, competitive external levels of equity incentives, and the retention value associated with each individual’s unvested equity. Vested equity held by the employee is generally not a factor in the Compensation Committee’s consideration of equity grants. The number of shares subject to focal grants are determined within ranges established for each job level that are reviewed and approved by the committee on at least an annual basis. These job level ranges are established based on our desired pay positioning relative to the competitive market, with our CEO and Senior Vice President of Human Resources and the committee’s compensation consultant involved in the process of recommending the job level ranges to the committee for approval. For both initial and focal grants, the committee approves the final sizes of awards for those employees who are at the level of senior vice president and above. The process and methodology for determining the size of awards for executives are generally the same as those used for our other employees. For 2006, the Compensation Committee set the stock option focal amounts for our named executive officers within the job level ranges, except for Mr. Donahoe, whose focal grant was above the range for his job level. The committee believed that it was necessary to set Mr. Donahoe’s focal grant, which consisted of two option grants, one with slower than normal vesting, at the level it did to appropriately reflect the size of the business unit that Mr. Donahoe manages relative to eBay as a whole and his expected contributions to eBay’s overall results.

Our pay positioning strategy for long-term incentive compensation varies, based on our performance. In setting annual long-term incentive award guidelines, the committee considers eBay’s total stockholder return, revenue growth, and net income growth over trailing four-quarter and three-year periods relative to its peer groups of high-tech companies and consumer products companies. The committee also considers data from a proprietary third-party survey prepared by Buck Consultants that provides data on the equity guidelines of companies in the high-tech industry. From this survey, the committee can determine how eBay’s long-term incentive award guidelines would likely compare against companies in the high-tech peer group. If eBay’s performance compared to its peer group companies is average, the midpoints of long-term incentive award guidelines for the subsequent year are targeted to be positioned at the 50th percentile of the guidelines for the high-tech industry provided by the survey. If eBay’s performance compared to its peer group companies is high, midpoints of long-term incentive award guidelines could be positioned as high as the 75th percentile. If eBay’s performance compared to its peer group companies is low, midpoints of long-term incentive guidelines could be positioned as low as the 25th percentile. Once the midpoints of the long-term incentive guidelines are set, ranges around the midpoints are established to allow for differentiation of awards by individual. Individual awards may therefore be higher or lower than the pay positioning guidelines. The committee may also make special compensation-related decisions for performance, recognition, long-term retention value, and/or recruitment purposes that cause individual compensation to differ from the regular stated compensation strategy and guidelines. In addition to setting annual long-term incentive award guidelines, the committee determines a maximum dilution target rate for the year. The committee considers trends in the high-tech industry and dilution rates of companies in the high-tech peer group in setting the maximum dilution rate. In addition to following the guidelines described above, the company cannot grant awards in excess of the maximum dilution target without the committee’s approval.

Given eBay’s performance in 2005 (based on trailing four-quarter and three-year periods), the committee decided to position the midpoints of the long-term incentive award guidelines for 2006 at approximately the 75th percentile of the guidelines for the high-tech industry provided by the survey. This positioning was subject to a maximum gross dilution rate, including grants to existing employees and grants associated with anticipated growth in eBay’s employee base. Consistent with the methodology described above, the committee reviewed eBay’s performance in 2006 (based on trailing four-quarter and three-year periods) and determined that the midpoints of the guidelines for 2007 should be positioned at the 65th percentile, subject to a maximum gross dilution rate.

In connection with the commencement of his employment and in addition to his initial stock option grant, the committee granted Mr. Swan 50,000 shares of restricted stock. The committee granted Mr. Swan this special award to enhance the overall compensation package being offered to him.

As discussed above, as a result of its 2006 review of our compensation strategy and programs, the Compensation Committee decided that, while it expects that the company will continue to use stock options as a significant vehicle for long-term compensation for at least the most highly-compensated half of its employees, it would award, in addition to stock options, performance-based restricted stock units to all employees who are at the level of senior vice president and above starting in 2007. The committee’s decision was based on a number of factors, including its desire to more strongly link equity awards to key financial performance metrics for executive officers, reduce the dependence of rewards on stock price appreciation while preserving the ability to have larger awards for outstanding company performance, recognize the volatility of eBay’s stock price, and facilitate actual stock ownership. The committee also considered the impact on dilution and the accounting consequences associated with performance-based restricted stock units in light of the adoption of Financial Accounting Standard Board’s Statement of Financial Accounting Standards 123(R). For employees awarded performance-based restricted stock units, which are all employees who are at the level of senior vice president and above, the performance-based restricted stock units are expected to constitute approximately 20% of their long-term incentive value in 2007, with the remaining 80% being stock options. The percentage of the long-term incentive value attributable to performance-based restricted stock units is expected to increase over time. For 2007, employees below the level of senior vice president will generally receive a mix of stock options and time-vested restricted stock units.

For 2007, performance-based restricted stock units were awarded with both a one-year performance period and a two-year performance period. After this transition year, all performance-based restricted stock units will have a two-year performance period, which will provide a longer time horizon than the one-year time horizon of our existing eIP incentive plan. The amount of the awards granted for the 2007 and 2007-2008 performance periods will be determined based on company performance under non-GAAP operating margin and revenue growth measures, which, in turn, will be modified by a return on invested capital performance metric, all set by the committee. Non-GAAP operating margin excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, and income taxes related to these items. If the performance criteria are satisfied, the performance-based restricted stock units will vest one-half on the first of March following the end of the performance period and one-half one year later.

Perquisites

We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. The committee periodically reviews the levels of these benefits provided to our executive officers. Of these benefits, the most significant is allowing certain executive officers to use the corporate aircraft for personal use and providing these executives with bonuses to cover related income taxes. In 2006, the committee authorized our CEO to use the corporate aircraft up to 200 hours for personal use and granted her a bonus to cover related income taxes.

In addition, we have (1) assisted certain executive officers with expenses they have incurred in connection with relocations, both when they join eBay and, if appropriate, when they take on new assignments within eBay that involve a geographic relocation and (2) provided executive officers with cost of living, housing, and automobile allowances in connection with overseas assignments. Mr. Swan’s relocation assistance included assistance with selected costs and expenses related to moving from Texas to the San Francisco Bay Area (including transportation and temporary housing) and the sale of his home and related tax reimbursements. Mr. Swan’s relocation assistance was negotiated as part of the terms of his offer to join eBay, and the committee later agreed to provide Mr. Swan with additional relocation assistance, which included an agreement to pay Mr. Swan the difference between $3,000,000 and the sales price of Mr. Swan’s home, to preserve the intent of the relocation assistance included in his original offer in light of the condition of the real estate market in Plano, Texas. The committee believes it was necessary to offer Mr. Swan relocation assistance in order to attract him to join eBay. In connection with Mr. Dutta’s appointment as President, Skype, we provided him with relocation assistance, which included assistance with the costs and expenses related to moving from the San Francisco Bay Area to the United Kingdom (including transportation and temporary housing) and a cost of living allowance. The committee believes it was appropriate to provide Mr. Dutta with this assistance in light of this appointment.

Equity Compensation Practices

We do not have any program, plan, or practice to select option grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively. Initial grants of stock options are made to eligible employees in connection with the commencement of employment. The company has maintained a rules-based approach to new hire option grants since inception. From January 2004 to July 2006, grants were made on the Friday of the first week of employment for employees whose first day of employment was the first business day of the week and the following Friday if the employee started on a different day. Beginning in June 2005, grants of 100,000 shares or more (which we refer to as sizeable new hire grants) were split into two tranches, with the first tranche granted on the Friday following the employee’s first full week of employment and the second tranche granted on the date 26 weeks from the date of the first grant. In July 2006, we changed our grant practices to provide that new hire options are granted on the second Friday of the month following the month in which employment commences. In all cases, the options are priced at the closing price of the company’s stock on the date of grant. These grants generally become fully vested after four years, with 1/4th of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Sizeable new hire grants are made in two equal tranches, with the first grant made and priced as described above and the second grant made and priced at the closing market price on the date 26 weeks from the date of the first grant. Both tranches vest with respect to 1/4th of the shares on the first anniversary of the date of commencement of employment and 1/48th of the shares vesting monthly thereafter. For all stock options granted after January 1, 2006, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of an eBay company and subject to any requirements of local law.

Focal stock option grants are awarded on March 1 of each year (or if March 1 is not a trading day, the next trading day with vesting effective as of March 1) and are priced at the closing market price on the date of the grant. We selected the March 1 date to allow eBay to close its financial statements for the prior year, announce earnings for the prior year, and finalize the performance ratings of employees prior to the determination of the awards. In addition, we cluster our promotions semiannually to coincide with our focal grant date and September 1 (or if September 1 is not a trading day, the next trading day with vesting effective as of September 1) and most promotional grants are therefore made on those two dates.

Focal and promotional stock option grants generally become fully vested after four years, with 1/8th of the grant vesting six months after the date of the grant and 1/48th of the grant vesting monthly thereafter. For all stock options granted after January 1, 2006, employees have seven years from the date of the grant to exercise vested options, assuming they remain employees of eBay and subject to any requirements of local law.

Focal stock option grants awarded to executives are priced and granted to executives on the same date and at the same price that they are priced and granted to the rest of our employees and have the same four-year vesting schedule.

Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers

We do not have individual employment arrangements or change-in-control arrangements with any of our executive officers. We do not have any severance payment arrangements with any of our executive officers, except for our CEO, who was given a severance provision when she was initially hired in 1998. Under this provision, she is entitled to receive her base salary for six months if she is terminated other than for cause, and if she remains unemployed at the end of such six-month period, she is eligible to receive additional base salary for the lesser of six months or commencement of other employment. If our CEO had been terminated other than for cause at December 31, 2006, she would have been entitled to receive $497,508 during the first six months of 2007, and if she remained unemployed at the end of such six-month period, she would have been entitled to receive an additional $82,918 per month for each month she remained unemployed (up to an aggregate of $497,508).

Stock Ownership Guidelines

In September 2004, the Board adopted stock ownership guidelines to better align the interests of eBay’s executives with the interests of stockholders and further promote eBay’s commitment to sound corporate governance. Under the guidelines, executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of the CEO). The guidelines provide that the required ownership level for each executive officer is re-calculated whenever an executive officer changes pay grade and as of January 1 of every third year. Until an executive achieves the required level of ownership, he or she is required to retain 25% of the after-tax net shares received as the result of the exercise of eBay stock options or the vesting of restricted stock or restricted stock units. A more detailed summary of the stock ownership guidelines can be found on our website at http://investor.ebay.com/governance. All of our directors and all of our executive officers who began their employment with eBay prior to January 1, 2005 have achieved the level of stock ownership required under the guidelines. The ownership levels of our executive officers as of March 30, 2007 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. We also have an insider trading policy that, among other things, prohibits employees from trading any instrument that relates to the future price of our stock.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to our named executive officers in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The eIP was approved by stockholders in 2005 and satisfies the requirements of Section 162(m) for “performance-based” compensation. In 2004, the Board adopted and stockholders approved amendments to eBay’s 1999 Global Equity Incentive Plan to allow awards under that plan to qualify as “performance-based compensation,” and in Proposal 2 we are asking our stockholders to approve an amendment to the 1999 Plan to further satisfy the requirements of Section 162(m). Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the committee believes it to be in the best interests of the company and its stockholders.

In addition to considering the tax consequences, the committee considers the accounting consequences of, including the impact of the Financial Accounting Standard Board’s Statement of Financial Accounting Standards 123(R), its decisions in determining the forms of different awards.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon individual and eBay performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee reviews and approves eBay’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Edward W. Barnholt (Chairman)*
Philippe Bourguignon
William C. Ford, Jr.**
Robert C. Kagle***
Thomas J. Tierney

*	Chairman since April 1, 2006.

**	A member from July 27, 2005 to April 1, 2006.

***	Chairman until April 1, 2006.

2 The material in this Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the named executive officers for the fiscal year ended December 31, 2006. We do not have individual long-term employment arrangements with any of our named executive officers. In setting the individual components of compensation for each of our named executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation, including the value of equity compensation.

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)		($)(3)	($)(4)	($)(5)	($)	($)(6)	($)(7)

Margaret C. Whitman. President and Chief Executive Officer	2006	$995,016	$221,008	(8)	—	$12,605,385	$911,684	—	$1,007,943	$15,741,036
Robert H. Swan Senior Vice President, Finance and Chief Financial Officer	2006	456,162	294,899	(9)	$387,064	1,008,342	354,862	—	981,390	3,482,719
Rajiv Dutta President, PayPal(10)	2006	524,231	86,295	(8)	—	4,904,262	336,412	—	251,911	6,103,111
John J. Donahoe President, eBay Marketplaces	2006	790,385	655,563	(11)	—	3,763,549	615,973	—	5,991	5,831,461
Michael R. Jacobson Senior Vice President, Legal Affairs, General Counsel and Secretary	2006	393,079	60,987	(8)	—	3,807,757	216,276	—	2,227	4,480,326

(1)	Effective March 1, 2006, all eligible employees of eBay, including certain of the Named Executive Officers, received an annual salary increase representing: (i) in the case of Mr. Dutta, a salary of $530,000 per annum; (ii) in the case of Mr. Donahoe, a salary of $800,000 per annum; and (iii) in the case of Mr. Jacobson, a salary of $400,000 per annum. Total salary amounts reported are lower than these 2006 annual salary increases because lower salaries were in effect for a portion of 2006. Ms. Whitman did not receive an annual salary increase. Mr. Swan received a salary of $600,000 per annum effective March 16, 2006 (the commencement date of his employment).

(2)	Bonuses represent amounts paid in 2006 and 2007 for services rendered in 2006. Includes amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eBay Incentive Plan (eIP). See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details on these awards.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards 123(R) (FAS 123R). We calculated the estimated fair value of each stock award using the fair value of our common stock on the date of the grant. The compensation expense is recognized over the vesting period.

(4)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, and thus includes amounts from awards granted in 2003 through 2006 that vested in 2006. In the case of Ms. Whitman, Mr. Jacobson, and Mr. Dutta, also reflects certain options granted in January 2001. These options did not begin to vest until options granted to these individuals prior to our initial public offering in 1998 were fully vested and thereafter vested over a four-year period.

We calculated the estimated fair value of each option award on the date of grant using the Black-Scholes option pricing model. For 2006, the following weighted-average assumptions were used: risk-free interest rate of 4.7%; expected life of five years; no dividend yield; and expected volatility of 37.5%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

(5)	Represents the following amounts paid pursuant to the eIP in 2006 and 2007 for services rendered in 2006: (i) the portion of the quarterly awards based on the company’s performance; and (ii) the annual award. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details on these awards.

(6)	Includes the perquisites and tax reimbursements/gross-ups outlined in the table below. Also includes: (i) the cost of certain information technology support services provided for computer equipment located at the residences of our executive officers; (ii) matching contributions by eBay to a 401(k) savings plan (subject to a maximum of $1,500 per employee, including named executive officers); and (iii) premiums paid for group life insurance and accidental death and dismemberment coverage for the benefit of the named executive officer. Perquisites are valued at the incremental cost of providing such perquisites.

“Personal Aircraft Usage” consists of the incremental cost to eBay of personal usage of its corporate aircraft and is calculated based on a methodology that includes the weighted average cost of fuel, maintenance expenses, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use. Because the corporate aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the aircraft, and the cost of maintenance not related to such personal travel. Executives, their families, and invited guests occasionally fly on the corporate aircraft as additional passengers on business flights. In those cases, the aggregate incremental cost to eBay is a de minimis amount, and as a result, no amount is reflected in the table. Executives and their families also occasionally fly on the corporate aircraft as additional passengers on personal flights that are attributed to another executive, in which case the entire incremental cost is allocated to the executive who arranged for the personal flight.

“Relocation & Expatriate Assistance” consists of: (i) in the case of Mr. Swan, costs and expenses related to moving from Texas to the San Francisco Bay Area and the sale of his home; and (ii) in the case of Mr. Dutta, costs and expenses related to moving from the San Francisco Bay Area to the United Kingdom, temporary housing, and a cost of living allowance. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Perquisites” above for further details on the relocation assistance provided.

“Tax Reimbursements/Gross-ups” consist of additional bonuses granted by the Compensation Committee to cover income taxes (based on statutory withholding rates) relating to personal use of the corporate aircraft, including taxes on imputed income in accordance with Internal Revenue Service regulations. In the case of Mr. Swan, “Tax Reimbursements/Gross-ups” also consist of a gross-up to cover income taxes relating to relocation assistance provided to him.

	Personal	Relocation &	Tax
	Aircraft	Expatriate	Reimbursements/
Name	Usage	Assistance	Gross-ups

Margaret C. Whitman	$773,467	—	$230,992
Robert H. Swan	22,398	$643,991	312,672
Rajiv Dutta	53,381	179,654	16,491
John J. Donahoe	—	—	1,555
Michael R. Jacobson	—	—	—

(7)	If instead of valuing equity awards in accordance with FAS 123R (which calculates the value of awards based on the portion of awards that vested in 2006), we valued them based on the full Black-Scholes value at the time of grant solely for awards made in 2006, the value for stock awards, options awards, and total compensation for our named executive officers would have been as follows:

Name	Stock Awards	Option Awards	Total

Margaret C. Whitman	—	$7,952,650	$11,088,301
Robert H. Swan	$1,950,000	5,079,957	9,117,270
Rajiv Dutta	—	2,783,428	3,982,276
John J. Donahoe	—	5,566,855	7,634,766
Michael R. Jacobson	—	1,749,583	2,422,152

(8)	Represents amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details.

(9)	Represents: (i) amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP; and (ii) $200,000 paid under Mr. Swan’s special retention plan. Mr. Swan was eligible to participate in the quarterly component of the eIP for the second, third, and fourth quarters. See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

(10)	Mr. Dutta served eBay as Senior Vice President and Chief Financial Officer until March 16, 2006 and as President, Skype until July 7, 2006. Mr. Dutta commenced his role as President, PayPal on October 1, 2006.

(11)	Represents: (i) amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP; and (ii) $500,000 paid under Mr. Donahoe’s special retention plan. See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

GRANTS OF PLAN-BASED AWARD

The following table sets forth for the fiscal year ended December 31, 2006, certain information regarding grants of plan-based awards to each of our named executive officers.

					All Other		All Other
					Stock		Option
					Awards:		Awards:
					Number of		Number of		Exercise or
		Estimated Future Payouts Under			Shares of		Securities		Base Price
		Non-Equity Incentive Plan Awards(1)			Stock or		Underlying		of Option	Grant Date
		Threshold	Target	Maximum	Units		Options		Awards	Fair Value
Name	Grant Date	($)	($)	($)	(#)		(#)		($/Sh)	($)(2)

Margaret C. Whitman	3/1/2006	—	—	—	—		500,000		$39.90	$7,952,650
eIP (Q1 component)	N/A	$33,486	$66,972	$133,944	—		—		—	—
eIP (Q2 component)	N/A	28,702	57,405	114,810	—		—		—	—
eIP (Q3 component)	N/A	33,486	$66,972	$133,944	—		—		—	—
eIP (Q4 component)	N/A	28,702	57,405	114,810	—		—		—	—
eIP (Annual component)	N/A	248,754	497,508	995,016	—		—		—	—
Robert H. Swan	3/31/2006	—	—	—	—		187,500	(3)	39.00	2,914,969
	3/31/2006	—	—	—	50,000	(4)	—		—	1,950,000
	9/29/2006	—	—	—	—		187,500	(3)	28.36	2,164,988
eIP (Q2 component)	N/A	14,718	29,423	58,846	—		—		—	—
eIP (Q3 component)	N/A	17,172	34,327	68,654	—		—		—	—
eIP (Q4 component)	N/A	14,718	29,423	58,846	—		—		—	—
eIP (Annual component)	N/A	96,606	193,212	386,423	—		—		—	—
Rajiv Dutta	3/1/2006	—	—	—	—		175,000		39.90	2,783,428
eIP (Q1 component)	N/A	11,981	23,962	47,923	—		—		—	—
eIP (Q2 component)	N/A	10,702	21,404	42,808	—		—		—	—
eIP (Q3 component)	N/A	12,486	24,971	49,942	—		—		—	—
eIP (Q4 component)	N/A	10,702	21,404	42,808	—		—		—	—
eIP (Annual component)	N/A	91,740	183,481	366,962	—		—		—	—
John J. Donahoe	3/1/2006	—	—	—	—		250,000	(5)	39.90	3,976,325
	3/1/2006	—	—	—	—		100,000	(5)	39.90	1,590,530
eIP (Q1 component)	N/A	21,873	43,726	87,452	—		—		—	—
eIP (Q2 component)	N/A	19,625	39,231	78,462	—		—		—	—
eIP (Q3 component)	N/A	22,895	45,769	91,538	—		—		—	—
eIP (Q4 component)	N/A	19,625	39,231	78,462	—		—		—	—
eIP (Annual component)	N/A	167,957	335,913	671,827	—		—		—	—
Michael R. Jacobson	3/1/2006	—	—	—	—		110,000		39.90	1,749,583
eIP (Q1 component)	N/A	7,558	15,116	30,231	—		—		—	—
eIP (Q2 component)	N/A	6,923	13,846	27,692	—		—		—	—
eIP (Q3 component)	N/A	8,077	16,154	32,308	—		—		—	—
eIP (Q4 component)	N/A	6,923	13,846	27,692	—		—		—	—
eIP (Annual component)	N/A	58,962	117,924	235,847	—		—		—	—

(1)	The amounts shown reflect estimated payouts for the fiscal year ended December 31, 2006 under the eIP for the portion of the quarterly component based on the company’s performance and the annual component. For each component: (i) the amounts shown in the column entitled “Threshold” reflect the minimum payment levels if both the minimum revenue and net income thresholds have been met, which are 50% of the amounts shown under the column entitled “Target;” and (ii) the amounts shown in the column entitled “Maximum” are 200% of the amounts shown under the column entitled “Target.” Estimated payouts in the first and third quarters are higher than the estimated payouts for the second and fourth quarters because there were seven pay periods in the first and third quarters of 2006 and only six pay periods in the second and fourth quarters of 2006. For

Messrs. Dutta, Donahoe, and Jacobson, estimated payouts in the third quarter are higher than the first quarter as a result of the salary increases they received effective March 1, 2006. Actual payouts are reflected in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2)	Represents the estimated fair value of the awards as of the applicable grant date in accordance with FAS 123R, whereas the amounts shown under the columns entitled “Stock Awards” and “Option Awards” in the Summary Compensation Table above reflect only the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006. We calculated the estimated fair value of each stock award using the fair value of our common stock on the date of the grant. We calculated the estimated fair value of each option award on the date of grant using the Black-Scholes option pricing model. For 2006, the following weighted-average assumptions were used: risk-free interest rate of 4.7%; expected life of five years; no dividend yield; and expected volatility of 37.5%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

(3)	In connection with the commencement of his employment, Mr. Swan was granted an option to purchase 375,000 shares of the company’s common stock. In accordance with the company’s grant procedures for sizeable new hire stock option grants, this grant was made in two equal tranches, with the first grant made on the Friday following Mr. Swan’s first full week of employment and the second grant made on the date 26 weeks from the date of the first grant. Each grant was priced at the closing market price on the date of the grant.

(4)	In connection with the commencement of his employment, Mr. Swan was granted an award of restricted stock in the amount of 50,000 shares of the company’s common stock. See “Elements of Compensation/Executive Compensation Practices — Long-term Equity Incentive Awards” above for a discussion of this award.

(5)	Mr. Donahoe’s focal grant consisted of two option grants. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Long-term Equity Incentive Awards” above for a discussion of these option grants.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding outstanding equity awards each of our named executive officers as of December 31, 2006.

	Option Awards						Stock Awards
				Equity
				Incentive
	Number			Plan Awards:
	of	Number of		Number			Number of		Market Value
	Securities	Securities		of Securities			Shares		of Shares
	Underlying	Underlying		Underlying			or Units		or Units
	Unexercised	Unexercised		Unexercised	Option		of Stock		of Stock
	Options	Options		Unearned	Exercise	Option	That Have		That Have
	(#)	(#)		Options	Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)

Margaret C. Whitman	3,000,000	0		0	$10.02	1/12/2011	—		—
	1,200,000	0		0	14.51	2/12/2012	—		—
	2,062,000	137,000	(1)	0	22.02	3/18/2013	—		—
	825,000	375,000	(2)	0	34.62	3/1/2014	—		—
	240,000	309,375	(3)	0	42.58	3/1/2015	—		—
	93,750	406,250	(4)	0	39.90	3/1/2013	—		—
Robert H. Swan	0	187,500	(5)	0	39.00	3/31/2013	—		—
	0	187,500	(6)	0	28.36	9/29/2013	—		—
	—	—		—	—	—	50,000	(7)	$1,503,500	(8)

	Option Awards						Stock Awards
				Equity
				Incentive
	Number			Plan Awards:
	of	Number of		Number			Number of	Market Value
	Securities	Securities		of Securities			Shares	of Shares
	Underlying	Underlying		Underlying			or Units	or Units
	Unexercised	Unexercised		Unexercised	Option		of Stock	of Stock
	Options	Options		Unearned	Exercise	Option	That Have	That Have
	(#)	(#)		Options	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)

Rajiv Dutta	40,000	0		0	14.93	8/30/2009	—	—
	714,000	0		0	10.02	1/12/2011	—	—
	500,000	0		0	14.51	2/12/2012	—	—
	468,750	31,250	(9)	0	19.39	3/3/2013	—	—
	226,875	103,125	(2)	0	34.62	3/1/2014	—	—
	80,937	104,063	(3)	0	42.58	3/1/2015	—	—
	0	200,000	(10)	0	46.71	11/25/2015	—	—
	32,812	142,188	(4)	0	39.90	3/1/2013	—	—
John J. Donahoe	437,500	562,500	(11)	0	35.50	3/25/2015	—	—
	46,875	203,125	(12)	0	39.90	3/1/2013	—	—
	0	100,000	(13)	0	39.90	3/1/2013	—	—
Michael R. Jacobson	320,136	0		0	0.63	8/24/2008	—	—
	1,600,000	0		0	10.02	1/12/2011	—	—
	500,000	0		0	14.51	2/12/2012	—	—
	468,750	31,250	(9)	0	19.39	3/3/2013	—	—
	171,875	78,125	(2)	0	34.62	3/1/2014	—	—
	61,250	78,750	(3)	0	42.58	3/1/2015	—	—
	20,625	89,375	(4)	0	39.90	3/1/2013	—	—

(1)	Focal grant. The amount of Ms. Whitman’s grant was not set until March 18, 2003 (which was the date of the grant); however, consistent with other focal grants, the vesting of this grant was effective as of March 1 (i.e., 1/8th of the grant vested on September 1, 2003, and 1/48th of the grant vests monthly thereafter).

(2)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2004, and 1/48th of the grant vests monthly thereafter.

(3)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2005, and 1/48th of the grant vests monthly thereafter.

(4)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2006, and 1/48th of the grant vests monthly thereafter.

(5)	First tranche of a sizeable new hire grant. Becomes fully vested after four years; 1/4th of the grant vested on March 16, 2007 (the first anniversary of the commencement of Mr. Swan’s employment), and 1/48th of the grant vests monthly thereafter. See “Compensation Discussion and Analysis — Equity Compensation Practices” above for a more detailed discussion of our equity grant practices with respect to sizeable new hire grants.

(6)	Second tranche of a sizeable new hire grant. Becomes fully vested after three and a half years; 1/4th of the grant vested on March 16, 2007 (the first anniversary of the commencement of Mr. Swan’s employment), and 1/48th of the grant vests monthly thereafter. See “Compensation Discussion and Analysis — Equity Compensation Practices” above for a more detailed discussion of our equity grant practices with respect to sizeable new hire grants.

(7)	Becomes fully vested after four years, with 25% of the award vesting on each of the following dates: March 16, 2007, March 16, 2008, March 16, 2009, and March 16, 2010 (the anniversary of the commencement of Mr. Swan’s employment).

(8)	Market value calculated based on the closing price of $30.07 of our common stock on December 29, 2006, the last trading day of 2006.

(9)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2003, and 1/48th of the grant vests monthly thereafter.

(10)	Becomes fully vested after four years, with 50% of the grant vesting on November 22, 2007 and 1/48th of the grant vesting monthly thereafter.

(11)	New hire grant. Becomes fully vested after four years; 1/4th of the grant vested on March 17, 2006 (the first anniversary of the commencement of Mr. Donahoe’s employment), and 1/48th of the grant vests monthly thereafter.

(12)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2006, and 1/48th of the grant vests monthly thereafter. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Long-term Equity Incentive Awards” above for a discussion of this option grant.

(13)	Focal grant. Becomes fully vested after five years, with 30% of the grant vesting on March 1, 2009, 30% of the grant vesting on March 1, 2010, and the remaining 40% of the grant vesting on March 1, 2011. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Long-term Equity Incentive Awards” above for a discussion of this option grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2006 by each of our named executive officers.

	Option Awards
	Number of
	Shares		Value
	Acquired		Realized
	on Exercise		on Exercise
Name	(#)		($)(1)

Margaret C. Whitman	—	(2)	—
Robert H. Swan	—		—
Rajiv Dutta	150,000	(3)	$4,231,343
John J. Donahoe	—		—
Michael R. Jacobson	480,000	(4)	15,371,178

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)	No shares were sold in 2006 pursuant to a 10b5-1 plan adopted in February 2006. Up to 6,400,000 shares may be sold between June 2007 and February 2008 pursuant to a 10b5-1 plan adopted in February 2007.

(3)	Shares sold in 2006 pursuant to a 10b5-1 plan adopted in May 2005. Up to 45,000 shares may be sold in the remainder of 2007 pursuant to a 10b5-1 plan adopted in February 2006. Mr. Dutta has indicated that he intends to terminate this plan and initiate a new 10b5-1 plan under which he could sell up to 500,000 shares in 2007.

(4)	Shares sold in 2006 pursuant to a 10b5-1 plan adopted in May 2005. Up to 420,000 shares may be sold in the remainder of 2007 pursuant to a 10b5-1 plan adopted in November 2006.

COMPENSATION OF DIRECTORS

Board compensation is determined by the Compensation Committee. Prior to 2003, Board compensation was 100% equity based. After a review in December 2002, Board compensation was substantially revised by the Board, with equity compensation reduced and cash compensation added. Board compensation has subsequently been reviewed annually by the Compensation Committee, which has not changed cash compensation and has effectively reduced equity compensation by holding the number of options granted annually to the same absolute number notwithstanding two subsequent stock splits of eBay common stock.

New directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, receive deferred stock units, or DSUs, with an initial value of $150,000 under our 2003 Deferred Stock Unit Plan. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property), and the value of DSUs varies directly with the price of eBay’s common stock. Each DSU award granted to a non-employee director upon election to the Board vests as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48th of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity.

Non-employee directors are also eligible to participate in the 1998 Directors Stock Option Plan, also referred to as the Directors Plan. Option grants under the Directors Plan are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the date of grant. Each eligible director is granted an option to purchase 15,000 shares of eBay common stock at the time of each annual meeting if he or she has served continuously as a member of the Board since the date elected. The Compensation Committee elected to maintain the annual option grant under the Directors Plan at 15,000 shares notwithstanding the two-for-one split of eBay common stock in February 2005. All options granted under the Directors Plan vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay. In the event of a change of control of eBay, the Directors Plan provides that options granted under the plan will become fully vested and the individual award agreements for directors under the 2003 Deferred Stock Unit Plan provide that DSUs granted under the plan will become fully vested.

Except for Mr. Omidyar, eBay’s founder and Chairman of the Board, non-employee directors are paid a retainer of $50,000 per year, the chairman of the Audit Committee receives an additional $10,000 per year, and the Lead Independent Director and all other committee chairs receive an additional $5,000 per year. Directors may elect to receive, in lieu of these fees and at the time these fees would otherwise be payable (i.e., on a quarterly basis in arrears for services provided), fully-vested DSUs with an initial value equal to the amount of these fees. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity. Except for Mr. Omidyar, each non-employee director also receives meeting fees of $2,000 for each Board meeting and $1,000 for each committee meeting attended.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2006.

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)

Fred D. Anderson	$81,000	$37,473	$154,798	$273,271
Edward W. Barnholt	72,750	37,467	59,012	169,229
Philippe Bourguignon	70,000	—	382,481	452,481
Scott D. Cook	67,000	—	382,481	449,481
William C. Ford, Jr.	63,000	37,467	25,425	125,892
Robert C. Kagle	70,250	—	382,481	452,731
Dawn G. Lepore	71,000	—	382,481	453,481
Pierre M. Omidyar	—	—	—	—
Richard R. Schlosberg, III	73,000	37,470	154,797	265,267
Thomas J. Tierney	79,000	37,458	301,591	418,049

(1)	Includes fees with respect to which directors elected to receive DSUs in lieu of such fees. The following directors received DSUs in the amounts set forth below in lieu of the fees set forth below:

Name	Fees Foregone	DSUs

Edward W. Barnholt	$53,750	1,809
Scott D. Cook	55,000	1,845
William C. Ford, Jr.	50,000	1,677
Robert C. Kagle	51,250	1,713
Thomas J. Tierney	55,000	1,845

(2)	Beginning in 2003, we have granted new directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, DSUs with an initial value of $150,000 under our 2003 Deferred Stock Unit Plan. Amounts shown reflect the dollar amount of DSU awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, and thus includes amounts from DSU awards granted in 2003 through 2005 that vested in 2006. As of December 31, 2006, the following non-employee directors held the following aggregate number of DSUs, which includes DSUs granted in lieu of fees: Mr. Anderson, 5,444; Mr. Barnholt, 7,019; Mr. Bourguignon, 887; Mr. Cook, 2,394; Mr. Ford, 5,475; Mr. Kagle, 2,301; Mr. Schlosberg, 4,326; and Mr. Tierney, 8,210. DSUs are not included in the Security Ownership of Certain Beneficial Owners and Management Table on page 10. As of December 31, 2006, Ms. Lepore and Mr. Omidyar did not hold any DSUs.

(3)	Reflects the dollar amount of options recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, and thus includes amounts from options granted in 2002 through 2006 that vested in 2006. Each non-employee director (other than Mr. Omidyar) was granted an option to purchase 15,000 shares on June 13, 2006. The estimated fair value of each of these options as of the grant date in accordance with FAS 123R is $184,806. We calculated the estimated fair value of these options using the Black-Scholes option pricing model. For 2006, the following weighted-average assumptions were used: risk-free interest rate of 4.7%; expected life of five years; no dividend yield; and expected volatility of 37.5%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. As of December 31, 2006, the following non-employee directors held options to purchase the following numbers of shares: Mr. Anderson, 60,000; Mr. Barnholt, 30,000; Mr. Bourguignon, 240,500; Mr. Cook, 1,248,184; Mr. Ford, 15,000; Mr. Kagle, 480,000; Ms. Lepore, 426,000; Mr. Schlosberg, 60,000; and Mr. Tierney, 110,000. Options exercisable within 60 days of March 30, 2007 are included in the Security Ownership of Certain Beneficial Owners and Management Table on page 10. As of December 31, 2006, Mr. Omidyar did not hold any options.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2006, including our 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Employee Stock Purchase Plan, 1998 Equity Incentive Plan, 1998 Directors Stock Option Plan, 1999 Global Equity Incentive Plan, 2001 Equity Incentive Plan, and 2003 Deferred Stock Unit Plan, as well as shares of our common stock that may be issued under individual compensation arrangements that were not approved by our stockholders, also referred to as our non-plan grants. We refer to these plans and grants collectively as our Equity Compensation Plans. No warrants are outstanding under any of the foregoing plans.

As of March 30, 2007, there were 1,363,510,214 shares of eBay’s common stock outstanding. As of March 30, 2007, there were (i) 143,075,600 shares to be issued upon the exercise of outstanding options under our Equity Compensation Plans at a weighted average exercise price of $30.82, and with a weighted average remaining life of

6.47 years, and (ii) 6,365,333 shares of restricted stock, restricted stock units, and deferred stock units granted and outstanding under our Equity Compensation Plans. As of March 30, 2007, there were 85,577,955 shares available for future grants under our Equity Compensation Plans.

The following table gives information about our Equity Compensation Plans as of December 31, 2006:

	(a)				(c)
	Number of				Number of Securities
	Securities		(b)		Remaining Available for
	to be Issued		Weighted Average		Future Issuance Under
	Upon Exercise of		Exercise Price of		Equity Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected in Column(a))

Equity compensation plans approved by security holders	133,608,434	(1)	$31.01	(2)	108,066,657	(3)
Equity compensation plans not approved by security holders	768,184	(4)	0.39		—

Total	134,376,618		$30.83		108,066,657

(1)	Includes 36,056 shares of our common stock issuable pursuant to deferred stock units, or DSUs, under our 2003 Deferred Stock Unit Plan, and 508,150 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan. DSUs and restricted stock units represent an unfunded, unsecured right to receive shares of eBay common stock (or, in the case of DSUs, the equivalent value thereof in cash or property), and the value of DSUs and restricted stock units varies directly with the price of eBay’s common stock.

(2)	Because DSUs and restricted stock units do not have an exercise price, the 36,056 shares of our common stock issuable pursuant to DSUs under our 2003 Deferred Stock Unit Plan and 508,150 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan are not included in the calculation of weighted average exercise price.

(3)	Includes 5,575,774 shares of our common stock remaining reserved for future issuance under our 1998 Employee Stock Purchase Plan, or the Purchase Plan, as of December 31, 2006. Our Purchase Plan contains an “evergreen” provision that automatically increases, on each January 1, the number of securities reserved for issuance under the Purchase Plan by the number of shares purchased under the Purchase Plan in the preceding calendar year, provided that the aggregate number of shares reserved for issuance under the Purchase Plan may not exceed 36,000,000 shares. As of December 31, 2006, an aggregate amount of 9,785,222 shares had been purchased under the Purchase Plan since its inception. An aggregate amount of 1,624,226 shares was purchased under the Purchase Plan in 2006, and the number of securities available for issuance under the Purchase Plan was increased by that number on January 1, 2007, bringing the total number of shares reserved for future issuance on January 1, 2007 to 7,200,000. None of our other equity compensation plans has an “evergreen” provision.

(4)	Does not include: (i) 7,050 shares of our common stock, with a weighted average exercise price of $2.73 per share, to be issued upon exercise of outstanding options assumed by us under the Half.com, Inc. 1999 Equity Compensation Plan; (ii) 37,726 shares of our common stock, with a weighted average exercise price of $0.77 per share, to be issued upon exercise of outstanding options assumed by us under the X.com Corporation 1999 Stock Plan; (iii) 494,108 shares of our common stock, with a weighted average exercise price of $9.14 per share, to be issued upon exercise of outstanding options assumed by us under the PayPal, Inc. 2001 Equity Incentive Plan; (iv) 184,562 shares of our common stock, with a weighted average exercise price of $9.47 per share, to be issued upon exercise of outstanding options assumed by us under the Shopping.com Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan; (v) 944,682 shares of our common stock, with a weighted average exercise price of $36.30 per share, to be issued upon exercise of outstanding options assumed by us under the Shopping.com Ltd. 2004 Equity Incentive Plan; or (vi) 1,118,794 shares of our common stock, with a weighted average exercise price of $3.88 per share, to be issued upon exercise of outstanding options assumed by us under the Skype Technologies S.A. Stock Option Plan Rules. All of the options and related plans referenced above were assumed by us in connection with acquisitions. We cannot make subsequent grants or awards of our equity securities under any of these plans. Prior to each acquisition, the stockholders of the acquired company approved the acquired company’s plan. Our stockholders, however, did not approve any of the plans in connection with the acquisitions.

The only outstanding non-plan grant as of December 31, 2006 relates to an individual compensation arrangement that was made prior to the initial public offering of our common stock in 1998. At the time of this non-plan grant, members of our Board and their affiliates beneficially owned in excess of 90% of our then outstanding equity and voting interests. This non-plan grant was initially disclosed in our initial public offering prospectus filed with the SEC on September 25, 1998 under the headings “Management — Director Compensation” and “— Compensation Arrangements.” Except as set forth below, the terms and conditions of this non-plan grant are identical to the terms of options granted under our 1997 Stock Option Plan, a copy of which was filed as an exhibit to our S-1 Registration Statement (No. 33-59097) filed in connection with our initial public offering. The outstanding non-plan grant involved the Board’s grant of an option to purchase 3,600,000 shares of our common stock at an exercise price of $0.39 to Scott Cook upon his joining our Board in June 1998 as an independent director. These options granted to Mr. Cook were non-qualified options and were immediately exercisable, with a term of 10 years. These options fully vested in June 2002. Mr. Cook exercised options to purchase 480,000 shares in 2002, exercised options to purchase 1,430,000 shares in 2003, exercised options to purchase 307,272 shares during 2005, exercised options to purchase 614,544 shares during 2006, and exercised options to purchase 153,636 shares in January 2007. As of December 31, 2006, options to purchase 768,184 shares remained outstanding under the non-plan grant, and as of March 30, 2007, options to purchase 614,548 shares remained outstanding under the non-plan grant.

OTHER MATTERS

The Board of Directors knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

April 30, 2007

Copies of this proxy statement and of our annual report for the fiscal year ended December 31, 2006 are available by visiting our investor relations website at http://investor.ebay.com/annuals.cfm or free of charge by writing to Investor Relations, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

APPENDIX A

eBay Inc.

1999 Global Equity Incentive Plan, as amended

Initial Stockholder Approval on May 23, 2000
Amendment adopted by the Board of Directors on March 14, 2002
Stockholder Approval of Amendment on June 5, 2002
Amendment Adopted by the Compensation Committee on March 18, 2004
Stockholder Approval of Amendment on June 24, 2004
Amendment Adopted by the Board of Directors on September 9, 2004
Amendment Adopted by the Board of Directors on January 10, 2007
Amendment Adopted by the Board of Directors on March 28, 2007

Termination Date: None

1.	Purposes.

(a) Eligible Stock Award Recipients.  The persons eligible to receive Stock Awards are the Employees and Consultants of the Company and its Affiliates, in particular (but not limited to) those Employees and Consultants who are neither citizens nor residents of the United States of America.

(b) Available Stock Awards.  The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Stock Options, (ii) stock bonuses, (iii) rights to acquire restricted stock, (iv) restricted stock units, and (v) performance restricted stock units.

(c) General Purpose.  The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	Definitions.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, and any other entity which is controlled, directly or indirectly, by the Company.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means eBay Inc., a Delaware corporation.

(g) “Consultant” means any natural person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services, or (ii) who is a member of the Board of Directors or comparable governing body of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors. In addition, the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the

Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(j) “Director” means a member of the Board of Directors of the Company.

(k) “Disability” means the inability of a natural person to continue to perform services for the Company or any Affiliate of the type previously performed prior to the occurrence of such Disability, whether as a result of physical and/or mental illness or injury, as determined by a physician acceptable to the Company, for a period that is expected to be of a duration of no less than six (6) months.

(l) “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(m) “Equity Restructuring” means a non-reciprocal transaction (i.e. a transaction in which the Company does not receive consideration or other resources in respect of the transaction approximately equal to and in exchange for the consideration or resources the Company is relinquishing in such transaction) between the Company and its stockholders, such as a stock split, spin-off, rights offering, nonrecurring stock dividend or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Stock Awards.

(n) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(p) “Non-Employee Director” means a Director who either (i) is not a current Employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a Consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(q) “Option” means an option granted pursuant to Section 6 of the Plan.

(r) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(s) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(t) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation”, and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(u) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(v) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: trading volume, users, gross merchandise volume, total payment volume, revenue, operating income, EBITDA and/or net earnings, net income (either before or after taxes), earnings per share, return on net assets, return on gross assets, return on equity, return on invested capital, cash flow (including, but not limited to, operating cash flow and free cash flow), net or operating margins, economic profit, Common Stock price appreciation, total stockholder returns, employee productivity, customer satisfaction metrics, debt to equity ratio, market capitalization, market capitalization to employee ratio, and market capitalization to revenue ratio, any of which may be measured in absolute terms, in terms of growth, as compared to any incremental increase, or as compared to results of a peer group, and may be calculated on a pro forma basis or in accordance with generally accepted accounting principles. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(w) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(x) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(y) “Plan” means this eBay Inc. 1999 Global Equity Incentive Plan, as it may be duly amended from time to time.

(z) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act of any successor to Rule 16b-3, as in effect from time to time.

(aa) “Securities Act” means the United States Securities Act of 1933, as amended.

(bb) “Stock Award” means any right granted under the Plan, including an option, a stock bonus, a right to acquire restricted stock and a restricted stock unit award.

(cc) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3.	Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient in its sole discretion to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 12.

(iv) To terminate or suspend the Plan as provided in Section 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient in its sole discretion to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General.  The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of one (1) or more members of the Board any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the sole discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by anyone and shall be final, binding and conclusive on all Participants and any other person having an interest in such determination, interpretation or construction.

4.	Shares Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate fifty two million (52,000,000)1 shares of Common Stock. No more than two million (2,000,000)2 of such shares of Common Stock (subject to adjustment as provided in Section 11) may be awarded under the Plan in the aggregate in respect of the Stock Awards pursuant to Section 7 for which a Participant pays less than Fair Market Value per share on the date of grant.

(b) Reversion of Shares to the Share Reserve.  If any Stock Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Option shall revert to and again become available for issuance under the Plan.

(c) Source of Shares.  The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.  Eligibility.

(a) Eligibility for Specific Stock Awards.  Stock Awards may be granted to Employees and Consultants.

(b) Consultants.

(i) Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8.

(ii) Form S-8 generally is available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

(c) Section 162(m) Limitation.  Notwithstanding the provisions of subsection 5(a) hereof and subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Stock Awards covering more than four million (4,000,000)3 shares of Common Stock during any calendar year.

6.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Exercise Price.  The exercise price of each Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

1 Denotes that such share number reflects the stock splits of eBay’s common stock occurring in 5/00, 8/03 and 2/05.
2 Denotes that such share number reflects the stock split of eBay’s common stock occurring only in 2/05 because this provision was approved in 2004.
3 Denotes that such share number reflects the stock split of eBay’s common stock occurring in 8/03 and 2/05.

(b) Consideration.  The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board: (1) by delivery to the Company, or attestation to the Company of ownership, of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder, whether through the use of a promissory note or otherwise, or (3) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

Unless otherwise specifically provided, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company, or attestation to the Company of ownership, of other Common Stock shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(c) Transferability.  An Option shall be transferable to the extent provided in the Option Agreement. If the Option does not provide for transferability, then the Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(d) Vesting Generally.  The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(d) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(e) Termination of Continuous Service.  In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(f) Extension of Termination Date.  An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option, or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(g) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(h) Death of Optionholder.  In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the

Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(i) Early Exercise.  The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.  Provisions of Stock Awards other than Options.

(a) Stock Bonus Awards.  Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii) Vesting.  Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share reacquisition right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement.

(iv) Transferability.  Rights to acquire shares under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

(b) Restricted Stock Purchase Awards.  Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price.  The purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement.

(ii) Consideration.  The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant, whether through the use of a promissory note or otherwise; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(iii) Vesting.  Shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

(v) Transferability.  Rights to acquire shares under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

(c) Restricted Stock Unit Awards.  The Board, or the Committee, if delegated by the Board, is authorized to make awards of restricted stock units to any Employee or Consultant selected by the Board in such amounts and subject to such terms and conditions as the Board shall deem appropriate. On the maturity date of a restricted stock unit, unless otherwise noted in the restricted stock unit agreement, the Company shall transfer to the Participant one unrestricted, fully transferable share of Common Stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited.

(i) Consideration.  Restricted stock units may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii) Form of Restricted Stock Unit Award.  All awards of restricted stock units made pursuant to this Plan will be evidenced by a restricted stock unit agreement and will comply with and be subject to the terms and conditions of this Plan.

(iii) Terms of Restricted Stock Unit Awards.  Restricted stock units shall be subject to such terms and conditions as the Board may impose. These terms and conditions may include restrictions based upon completion of a specified period of service with the Company or an Affiliate, or upon completion of the performance goals as set out in advance in the Participant’s individual restricted stock unit agreement. The terms of restricted stock units may vary from Participant to Participant and between groups of Participants. Prior to the grant of a restricted stock unit award, the Board shall: (a) determine the nature, length and starting date of any performance period for the restricted stock unit; (b) select from among the performance factors to be used to measure performance goals, if any; and (c) determine the number of shares of Common Stock that may be awarded to the Participant pursuant to such restricted stock unit. Prior to the issuance of any shares of Common Stock pursuant to any restricted stock unit, the Board shall determine the extent to which performance goals have been met. Performance periods may overlap and Participants may participate simultaneously with respect to restricted stock units that are subject to different performance periods and have different performance goals and other criteria.

(iv) Termination During Performance Period.  In the event a Participant’s Continuous Service terminates during a performance period for any reason, then such Participant will be entitled to payment (whether in shares of Common Stock, cash or otherwise, at the Committee’s sole discretion) with respect to the restricted stock unit only to the extent performance goals are met as of the date of termination of the Participant’s Continuous Service in accordance with the restricted stock unit agreement, unless the Board will determine otherwise.

(v) Form and Timing of Settlement of Restricted Stock Units.  Settlement of restricted stock units shall be made as soon as practicable after vesting and/or the expiration of the applicable performance period. The Board, in its sole discretion, may settle restricted stock units in the form of cash, in shares of Common Stock (which have an aggregate Fair Market Value equal to the value of the earned restricted stock units), or in a combination thereof.

(d) Performance Restricted Stock Units.  Any Employee selected by the Committee may be granted one or more Performance Restricted Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

(i) Procedures with Respect to Performance Restricted Stock Units.  To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any award of Performance Restricted Stock Units which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such awards of Performance Restricted Stock Units, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(ii) Payment of Performance Restricted Stock Units.  Unless otherwise provided in the applicable Stock Award Agreement, a Participant must be employed by the Company on the day a Performance Restricted Stock Unit for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance Restricted Stock Unit for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under am award of Performance Restricted Stock Units, the Committee may reduce or eliminate the amount of the Performance Restricted Stock Units earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

(iii) Additional Limitations.  Notwithstanding any other provision of the Plan, any award of Performance Restricted Stock Units which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

8.  Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Stock Awards unless and until such authority is obtained.

9.  Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.  Miscellaneous.

(a) Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Option may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Option or receipt of other type of Stock Award pursuant to its terms.

(c) No Employment or other Service Rights.  Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, for any reason or no reason, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be.

(d) Investment Assurances.  The Company may require a Participant, as a condition of exercising a Stock Option or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock; and/or (iii) to give such other written assurances as the Company shall determine are necessary, desirable or appropriate to comply with applicable securities regulation and other governing law. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(e) Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any tax and social insurance withholding obligation arising under the laws or regulations of any country, state or local jurisdiction relating to the exercise of a Stock Option or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s or Affiliate’s right to withhold from any compensation paid to the Participant by the Company or the Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be required to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of the Common Stock; or (iv) authorizing the sale of shares of Common Stock by the Company’s designated broker equal to the amount of taxes due.

11.  Adjustments upon Changes in Stock.

(a) Capitalization Adjustments.  In the event that any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock (other than an Equity Restructuring) occurs such that an adjustment is determined by the Board (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the number of shares covered by each outstanding Stock Award, the exercise price or grant price per share of such outstanding Stock Awards, if applicable, and the numerical limits of Sections 4(a) and 4(c). The Company is not responsible for any tax consequences to the Participant resulting from such adjustment.

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

(c) Corporate Transaction.  In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume or continue any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume or continue such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) at or prior to such event.

(d) Equity Restructuring Adjustments.  In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 11(a) and 11(c) the number and type of securities subject to each outstanding Stock Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted by the Committee. The adjustments provided under this Section 11(d) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

12.  Amendment of the Plan and Stock Awards.

(a) Amendment of Plan.  The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary under applicable laws or regulations or to the extent that such amendment constitutes a material amendment to the Plan.

(b) Stockholder Approval.  The Board may, in its sole discretion, submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees. Notwithstanding any provision of the Plan to the contrary, the Board shall not, without prior stockholder approval, (A) reduce the exercise price of any outstanding Option under the Plan, (B) cancel any outstanding Option under the Plan and grant in substitution therefor, on either an immediate or delayed basis, a new Option under the Plan covering the same or a different number of shares of Common Stock or cash, or (C) take any other action with respect to any outstanding Option under the Plan that is treated as a repricing of such Option pursuant to generally accepted accounting principles.

(c) No Impairment of Rights.  Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(d) Amendment of Stock Awards.  The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant, and (ii) the Participant consents in writing.

13.  Termination or Suspension of the Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect, except with the written consent of the Participant.

14.  Effective Date of Plan.

The Plan shall become effective upon adoption by the Board.

15.  Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

APPENDIX B

eBay Inc.

AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN

As Adopted on March 28, 2007

1. Establishment of Plan.  eBay Inc. (the “Company”) proposes to grant options for purchase of the Company’s Common Stock to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 7,200,000 shares of the Company’s Common Stock were reserved for issuance under this amended and restated Plan when originally adopted. In addition, on each January 1, the aggregate number of shares of the Company’s Common Stock reserved for issuance under the Plan shall be increased automatically by the number of shares purchased under this Plan in the preceding calendar year; provided that the aggregate shares reserved under this Plan shall not exceed 36,000,000 shares.5 Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

2. Purpose.  The purpose of this Plan is to provide eligible employees of the Company and its Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions or contributions, to enhance such employees’ sense of participation in the affairs of the Company or Participating Subsidiaries, and to provide an incentive for continued employment. In addition, the Plan authorizes the grant of options and the issuance of the Company’s Common Stock which do not qualify under Section 423 of the Code pursuant to sub-plans or special rules adopted by the Board or the Compensation Committee of the Board (as hereinafter defined) designated to achieve desired tax or other objectives in particular locations outside the United States.

3. Administration.

(a) This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

(b) The Board or the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Board or the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. The Board or the Committee may adopt such rules, guidelines and forms as the applicable laws allow to accomplish the transfer of secondary Class 1 National Insurance Contributions (“NIC”) in the United Kingdom (“UK”) from the employer to the participants in the UK and to make such transfer of NIC liability a condition to the exercise of options in the UK.

5 Denotes that such number reflects the stock splits of eBay’s common stock occurring in 8/98, 3/99, 5/00, 8/03 and 2/05.

(c) The Board or the Committee may also adopt sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 1 above, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

4. Eligibility.  Any employee of the Company or its Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan, subject to Section 19 and except the following:

(a) employees who are not employed by the Company or a Participating Subsidiary (10) days before the beginning of such Offering Period, except that employees who were employed on the Effective Date of the Registration Statement filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) registering the initial public offering of the Company’s Common Stock were eligible to participate in the first Offering Period under the Plan;

(b) employees who are customarily employed for twenty (20) hours or less per week, unless local law prohibits exclusion of part-time employees;

(c) employees who are customarily employed for five (5) months or less in a calendar year, unless local law prohibits exclusion of such employees;

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and

5. Offering Dates.  The offering periods of this Plan (each, an “Offering Period”) shall be of twenty-four (24) months duration commencing on May 1 and November 1 of each year and ending on April 30 and October 31 of each year; provided, however, that notwithstanding the foregoing, the first such Offering Period shall commence on the later of November 1, 2007 or the first day of the first calendar month following the calendar month in which the Company’s registration statement on Form S-8 is filed with respect to the Plan (the “First Offering Date”) and shall end on April 30, 2008. Except for the first Offering Period, each Offering Period shall consist of four (4) six month purchase periods (individually, a “Purchase Period”) during which payroll deductions or contributions of the participants are accumulated under this Plan. The first Offering Period shall consist of no more than five and no fewer than three Purchase Periods, any of which may be greater or less than six months as determined by the Committee. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Purchase Period is referred to as the “Purchase Date”. The Committee shall have the power to change the duration of Offering Periods with respect to offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. Notwithstanding the foregoing, the Board or the Committee may establish other Offering Periods in addition to those described above, which shall be subject to any specific terms and conditions that the Committee approves, including requirements with respect to eligibility, participation, the establishment of Purchase Periods and Purchase Dates and other rights under any such Offering. A participant may be enrolled in only one Offering Period at a time.

6. Participation in this Plan.

(a) Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement authorizing payroll deductions or contributions, unless Section 6(b) below applies, to the Company’s treasury department (the “Treasury Department”) not later than five (5) days before such Offering Date. Notwithstanding the foregoing, the Committee may set a later time for filing the subscription agreement authorizing payroll deductions or contributions for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Treasury Department by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Treasury Department not later than five (5) days preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

(b) Notwithstanding any other provisions of the Plan to the contrary, in locations where local law prohibits payroll deductions, an eligible employee may elect to participate through contributions to his account under the Plan in a form acceptable to the Board or the Committee.

7. Grant of Option on Enrollment.  Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock), provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares which may be purchased pursuant to Section 10(a) with respect to the applicable Purchase Date, or (y) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 below.

8. Purchase Price.  The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a) The fair market value on the Offering Date; or

(b) The fair market value on the Purchase Date.

For purposes of this Plan, the term “Fair Market Value” means, as of any date, any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

(b) if such Common Stock is publicly traded and is then listed on another national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on another national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(d) if none of the foregoing is applicable, by the Board in good faith, which in the case of the First Offering Date will be the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act.

9. Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

(a)(i) The purchase price of the shares is accumulated by regular payroll deductions or contributions made during each Offering Period. The deductions or contributions are made as a percentage of the participant’s Compensation in one percent (1%) increments not less than two percent (2%), nor greater than ten percent (10%) or such lower limit set by the Committee. Payroll deductions or contributions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan;

(a)(ii) “Compensation” means total cash wages or salary and performance-based pay actually received or deferred by an eligible employee under this Plan during the applicable Offering Period, including: base wages or salary; overtime; performance bonuses; commissions; shift differentials; payments for paid time off; payments in lieu of notice; compensation deferred under any program or plan, including, without limitation, pursuant to Section 401(k) or Section 125 of the Code; or any other compensation or remuneration approved as “compensation” by the Board or the Compensation Committee in accordance with Section 423 of the Code. For purposes of this Plan, “Compensation” shall not include forms of compensation or remuneration that are not included or covered by the first sentence in this subparagraph (ii), including the following: moving allowances; payments pursuant to a severance agreement; equalization payments; termination pay (including the payout of accrued vacation time in connection with any such termination); relocation allowances; expense reimbursements; meal allowances; commuting allowances; geographical hardship pay; any payments (such as guaranteed bonuses in certain foreign jurisdictions) with respect to which salary reductions are not permitted by the laws of the applicable jurisdiction); automobile allowances; sign-on bonuses; nonqualified executive compensation; any amounts directly or indirectly paid pursuant to this Plan or any other stock-based plan, including without limitation any stock option, stock purchase, deferred stock unit, or similar plan, of the Company or any Subsidiary; or any other compensation or remuneration determined not to be “compensation” by the Board or the Compensation Committee in accordance with Section 423 of the Code.

(b) A participant may increase or decrease the rate of payroll deductions or contributions during an Offering Period by filing with the Treasury Department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the Treasury Department’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions or contributions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions or contributions for any subsequent Offering Period by filing with the Treasury Department a new authorization for payroll deductions or an election for contributions not later than fifteen (15) days before the beginning of such Offering Period.

(c) A participant may reduce his or her payroll deduction or contributions percentage to zero during an Offering Period by filing with the Treasury Department a request for cessation of payroll deductions or contributions. Such reduction shall be effective beginning with the next payroll period commencing more than fifteen (15) days after the Treasury Department’s receipt of the request and no further payroll deductions or contributions will be made for the duration of the Offering Period. Payroll deductions or contributions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below. A participant may not resume making payroll deductions or contributions during the Offering Period in which he or she reduced his or her payroll deductions or contributions to zero.

(d) In countries where local law prohibits payroll deductions, at the time a participant files his or her subscription agreement, instead of authorization for payroll deductions, he or she shall elect to make contributions on each payday during the Offering Period at a rate not exceeding ten percent (10%) of the compensation which he or she receives on such payday, provided that the aggregate of such contributions during the Offering Period shall not exceed ten percent (10%) of the aggregate compensation which he or she would receive during said Offering Period. The Board or the Committee shall determine whether the amount to be contributed is to be designated as a specific dollar amount, or as a percentage of the eligible compensation being paid on such payday, or as either, and may also establish a minimum percentage or amount for such contributions.

(e) All participant’s payroll deductions or contributions are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions or contributions unless local law requires that payroll deductions or contributions be held in an interest-bearing account. All payroll deductions or contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or contributions unless segregation of accounts is required by local law.

(f) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all funds accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest unless local law requires the payment of interest; provided, however that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, unless local law requires the payment of interest into the next Purchase Period or Offering Period and in the locations where the Board or the Committee have determined that such rollover is available under the Plan, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest unless local law requires the payment of interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(g) Subject to Section 9(h), as promptly as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her option. If a participant dies before receiving his or her shares, the account will be set up in the name of such participant’s beneficiary, or the shares will be issued in such beneficiary’s name.

(h) If, on the Purchase Date, the Company or a Participating Subsidiary is required by local law to withhold taxes on a participant’s exercise of his or her options and such participant’s compensation is not sufficient to cover such withholding, the Company will sell the requisite number of shares to raise the necessary funds to make the withholding.

(i) During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

10. Limitations on Shares to be Purchased.

(a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Participating Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions or contributions of any participant as necessary to enforce such limit provided that when the Company automatically resumes making such payroll deductions or accepting contributions, the Company must apply the rate in effect immediately prior to such suspension.

(b) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty (30) days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”). Until otherwise determined by the Committee, the Maximum Share Amount shall be 25,000 shares (subject to any adjustment pursuant to Section 14). If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(d) Any funds accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest unless local law requires the payment of interest.

11. Withdrawal.

(a) Each participant may withdraw from a Purchase Period under this Plan by signing and delivering to the Treasury Department a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of a Purchase Period.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest unless local law requires the payment of interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions or by commencing to make contributions in the same manner as set forth in Section 6 above for initial participation in this Plan.

(c) If the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period. A participant does not need to file any forms with the Company to automatically be enrolled in the subsequent Offering Period.

12. Termination of Employment.  Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the funds credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest unless local law requires the payment of interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company.

13. Return of Payroll Deductions and Contributions.  In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions or contributions credited to such participant’s account. Subject to Section 9(e), no interest shall accrue on the payroll deductions or contributions of a participant in this Plan.

14. Capital Changes.

(a) In the event that any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), the Maximum Share Amount, the number and class of Common Stock covered by each outstanding option, the purchase price per share of Common Stock covered by each option which has not yet been exercised.

(b) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 14(a), the number and type of securities subject to each outstanding option and the price per share thereof, if applicable, will be equitably adjusted by the Committee. The adjustments provided under this Section 14(b) shall be nondiscretionary and shall be final and binding on the affected participants and the Company.

(c) “Equity Restructuring” means a non-reciprocal transaction (i.e. a transaction in which the Company does not receive consideration or other resources in respect of the transaction approximately equal to and in exchange for the consideration or resources the Company is relinquishing in such transaction) between the Company and its stockholders, such as a stock split, spin-off, rights offering, nonrecurring stock dividend or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding options.

(d) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination.

(e) In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, unless otherwise provided by the Committee in its sole discretion, the Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination.

15. Nonassignability.  Neither payroll deductions or contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. Reports.  Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total funds accumulated in the participant’s account, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

17. Notice of Disposition.  Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. No Rights to Continued Employment.  Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

19. Equal Rights And Privileges.  All employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code Section 423(b)(5); provided, however, that employees participating in a sub-plan adopted pursuant to Section 3 which is not designed to qualify under Code Section 423 need not have the same rights and privileges as employees participating in the Code Section 423 Plan. The Board or the Committee may impose restrictions on eligibility and participation of employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws. This Section 19 shall take precedence over all other provisions in this Plan.

20. Notices.  All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Term; Stockholder Approval.  After this Plan is adopted by the Board, this Plan will become effective on the First Offering Date (as defined above). This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan (as amended and restated) by the Board on March 28, 2007.

22. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of an Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. Applicable Law.  The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

25. Amendment or Termination of this Plan.  The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

(a) increase the number of shares that may be issued under this Plan; or

(b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

2145 HAMILTON AVE.
SAN JOSE, CA 95125
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eBay Inc.
  Vote on Directors

The Board of Directors recommends a vote “FOR” the listed nominees.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
		All	All	Except	number(s) of the nominee(s) on the line below.
1.	Election of three directors to hold office until our 2010 Annual Meeting of Stockholders.
	Nominees: 01) Philippe Bourguignon	☐	☐	☐

02) Thomas J. Tierney
03) Margaret C. Whitman

Vote on Proposals		For	Against	Abstain
The Board of Directors recommends a vote “FOR” Proposals 2, 3 and 4.

2.	Approval of an amendment to our 1999 Global Equity Incentive Plan to further satisfy the requirements of Section 162(m) of the Internal Revenue Code.	☐	☐	☐

3.	Approval of an amendment to our 1998 Employee Stock Purchase Plan to extend the term of the Purchase Plan.	☐	☐	☐

4.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2007.	☐	☐	☐

MATERIALS ELECTION
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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

eBay Inc.
PROXY SOLICITED BY THE BOARD OF DIRECTORS NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2007
     The undersigned hereby appoints MARGARET C. WHITMAN, ROBERT H. SWAN AND MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, to be held on Thursday, June 14, 2007, at 8:00 a.m. Eastern time at the Back Bay Events Center, Back Bay Grand Room, 180 Berkeley Street, Boston, Massachusetts 02116 for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.